As filed with the Securities and Exchange Commission on December 13, 1996

                                                      Registration No. 333-16141

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------


                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                           ---------------------------



                          GST TELECOMMUNICATIONS, INC.

--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                     Canada
--------------------------------------------------------------------------------
                         (State or other jurisdiction of
                         incorporation or organization)

                                       N/A

--------------------------------------------------------------------------------
                                  (IRS Employer
                             Identification Number)

                           ---------------------------


                             4317 N.E. Thurston Way
                           Vancouver, Washington 98662

                                 (360) 254-4700

--------------------------------------------------------------------------------
                        (Address and telephone number of
                    Registrant's Principal Executive Offices)

                           ---------------------------


                     Robert H. Hanson, Senior Vice President
                          GST Telecommunications, Inc.

                         1285 Sheridan Street, Suite 245
                               Cody, Wyoming 82413

                                 (307) 527-6048

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                       (Name, Address and Telephone Number
                              of Agent for Service)

                                    Copy to:
                              David J. Adler, Esq.

                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue

                            New York, New York 10022

                           ---------------------------



                  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ----------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED DECEMBER 13, 1996

                              427,781 COMMON SHARES

                          GST TELECOMMUNICATIONS, INC.

         This Prospectus relates to the reoffer and resale by certain selling shareholders (the "Selling Shareholders") of Common Shares, without par value (the "Common Shares"), of GST Telecommunications, Inc. (the "Company") (i) that were issued by the Company to certain Selling Shareholders in connection with the acquisition by the Company by means of a merger of TotalNet Communications Inc. ("TotalNet") and (ii) that were issued by the Company to certain Selling Shareholders in connection with the purchase by the Company of all of the outstanding capital stock of Tri-Star Residential Communications Corp. ("Tri-Star"). The Common Shares are being reoffered and resold for the account of the Selling Shareholders and the Company will not receive any of the proceeds from the resale of the Common Shares.

         The Selling Shareholders have advised the Company that the resale of their Common Shares may be effected from time to time in one or more transactions solely on the American Stock Exchange (the "AMEX") or the Vancouver Stock Exchange (the "VSE"), in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Common Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Common Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Common Shares from the Selling Shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this Prospectus.

--------------------------------------------------------------------------------

             AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
                             A HIGH DEGREE OF RISK.

                      SEE "RISK FACTORS" AT PAGE 4 HEREOF.

--------------------------------------------------------------------------------

         The Common Shares are traded on the AMEX under the symbol "GST" and on the VSE under the symbol "GTE.U." On December 12, 1996, the last sale price for the Common Shares on the AMEX was $8 3/16.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is     , 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Common Shares are listed on the AMEX and such reports and other information may also be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION........................................................2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................3

RISK FACTORS.................................................................4

THE COMPANY.................................................................13

MATERIAL CHANGES............................................................13

USE OF PROCEEDS.............................................................15

SELLING SHAREHOLDERS........................................................15

PLAN OF DISTRIBUTION........................................................16

LEGAL MATTERS...............................................................16

EXPERTS  ...................................................................16

ADDITIONAL INFORMATION......................................................17

INDEX TO FINANCIAL STATEMENTS..............................................F-1

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 20-F for the fiscal year ended September 30, 1995, as amended; Reports of Foreign Issuer on Form 6-K for the quarters ended December 31, 1995, as amended, and March 31, 1996; the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; and the Company's Current Report on Form 8-K dated October 31, 1996 reporting the acquisition of assets and other events are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All subsequent annual reports filed by the Company on Form 20-F, 40-F, 10-K or otherwise, prior to the termination of this offering, are deemed to be incorporated by reference in this prospectus and shall be deemed to be a part hereof from the date of filing of such documents. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the Exchange Act, subsequently filed by the Company prior to the termination of this offering, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

         The Company's  Application for  Registration of its Common Shares under
Section 12(b) of the Exchange Act filed on March 3, 1994 is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to GST Telecommunications, Inc. at 1030-999 West Hastings Street, Vancouver, British Columbia, Canada V6C 2W2, Attention: Robert M. Blankstein. Oral requests should be directed to such individual (telephone number (604) 688-0553).

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS
BEFORE MAKING AN INVESTMENT DECISION. CERTAIN MATTERS DISCUSSED IN THIS PROSPECTUS OR WHICH ARE INCORPORATED BY REFERENCE ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED.

DEVELOPMENT AND EXPANSION RISK AND POSSIBLE INABILITY TO MANAGE GROWTH

         The Company is in the early stages of its operations. Certain of its networks have only recently become commercially operational and the Company has only recently begun to deploy switches in its networks. The success of the Company will depend, among other things, upon the Company's ability to assess potential markets, design fiber backbone routes that provide ready access to a substantial customer base, secure financing, obtain required rights-of-way, building access and governmental permits, implement expanded interconnection and collocation with facilities owned by local exchange telephone companies ("LECs") and achieve a sufficient customer base, and upon subsequent developments in state and federal regulations. There can be no assurance that any networks to be developed or further developed will be completed on schedule, at a commercially reasonable cost or within the Company's specifications. In addition, the expansion of the Company's business has involved and is expected to continue to involve acquisitions, which could divert the resources and management time of the Company and require integration with the Company's existing operations. The Company's future performance will depend, in part, upon its ability to manage its growth effectively, which will require it to continue to implement and improve its operating, financial and accounting systems, to expand, train and manage its employee base and to effectively manage the integration of acquired businesses. These factors and others could adversely affect the Company's customer base and service offerings. The Company's inability either to expand in accordance with its plans or to manage its growth could have a material adverse effect on its business, financial condition and results of operations.

HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES AND NEGATIVE EBITDA

         The Company has incurred and expects to continue to incur increasing operating losses and negative EBITDA while it expands its business and builds its customer base. The Company has incurred significant increases in expenses associated with these activities and there can be no assurance that an adequate customer base with respect to any or all of its services will be achieved or sustained. The Company does not expect to achieve a significant market share for any of its services. The Company had a net loss of approximately $60.4 million and approximately $11.3 million and negative EBITDA of $33.9 million and $8.8 million for the years ended September 30, 1996 and 1995 respectively. There can be no assurance that the Company will achieve or sustain profitability or generate positive EBITDA. At September 30, 1996, the Company had a U.S. net operating loss carryforward of approximately $45.0 million and Canadian net operating loss carryforward of approximately $6.8 million. While such loss carryforwards are available to offset future taxable income of the Company, it is more likely than not that the Company will not generate sufficient taxable income so as to utilize all or a substantial portion of such loss carryforwards prior to their expiration.

SIGNIFICANT CAPITAL REQUIREMENTS

         The Company believes that the net proceeds of approximately $192.2 million from private placement offerings consummated in December 1995 ("the December Offering") and October 1996 (the "October Offering"), together with cash on hand and borrowings expected to be available under both a $100 million credit facility (the "Tomen Facility") with Tomen America and its affiliates ("Tomen") and equipment financing currently available and being negotiated, will provide sufficient funds for the Company to expand its business as presently planned and to fund its operating expenses through June 1997. Thereafter, the Company expects to require additional financing. However, in the event that the

Company's plans or assumptions change or prove to be inaccurate, or the foregoing sources of funds prove to be insufficient to fund the Company's growth and operations, or if the Company consummates acquisitions, the Company may be required to seek additional capital sooner than currently anticipated. Sources of financing may include public or private equity or debt financing by the Company or its subsidiaries, sales of assets or other financing arrangements. There can be no assurance that such additional financing would be available to the Company or, if available, that it could be obtained on acceptable terms or within the limitations contained in the Tomen Facility, the indentures relating to the notes (the "Notes") sold in the December Offering (the "Indentures"), existing equipment financing facilities or similar facilities under negotiation or any future financing arrangements. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and expenditures and could have a material adverse effect on the Company's business. Such failure could also limit the ability of the Company to make principal and interest payments on its outstanding indebtedness, which would have a material adverse effect on the value of the Common Shares. The Company has no working capital or other credit facility under which it may borrow for working capital and other general corporate purposes. There can be no assurance that such a facility will be available to the Company in the future or that if such a facility were available, that it would be available on terms and conditions acceptable to the Company.

SUBSTANTIAL INDEBTEDNESS

         At September 30, 1996, the Company had outstanding on a consolidated basis approximately $239.7 million of indebtedness. The accretion of original issue discount on the Notes will cause an increase in indebtedness of $151.5 million by December 15, 2000. The Indentures limit, but do not prohibit, the incurrence of additional indebtedness by the Company. At September 30, 1996, the Company had $68.2 million of availability under the Tomen Facility to finance the development and construction of additional networks, if and to the extent that proposals for funding projects are approved by Tomen. Tomen has recently agreed in principle to provide the Company with $41.0 million of additional financing for the Company's Hawaiian interisland network and Hawaiian terrestrial fiber optic network. The Company expects to incur substantial additional indebtedness in the future. The Company has entered into a loan agreement with an equipment manufacturer for $116.0 million in equipment financing and is negotiating with equipment manufacturers for approximately $160.0 million of additional equipment financing. There can be no assurance that any such equipment financing will be available to the Company on acceptable terms or at all.

         The level of the Company's indebtedness could have important consequences to its future prospects, including the following: (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal of and interest on its indebtedness and other obligations and will not be available for other purposes; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (iv) the Company will be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high level of indebtedness will make it more vulnerable in the event of a downturn in its business.

POSSIBLE INABILITY TO SERVICE DEBT

         The Company has been experiencing increasing negative EBITDA and the Company's earnings before fixed charges were insufficient to cover fixed charges for the years ended September 30, 1996 and 1995 by $62.9 million and $13.8 million, respectively. There can be no assurance that the Company will be able to improve its earnings before fixed charges or EBITDA or that the Company will be able to meet its debt service obligations. As the Company does not currently have a revolving credit facility, if a shortfall occurs, alternative financing would be necessary in order for the Company to meet its liquidity requirements and there can be no assurance that such financing would be available. In such event, the Company could face substantial liquidity problems. In addition, the Company anticipates that cash flow from operations may be insufficient to repay the Notes in full at maturity in which event such indebtedness would need to be refinanced. There can be no assurance that the Company will be able to effect such refinancing. The ability of the Company to meet its obligations and to effect such refinancings will be dependent upon, among other things, the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company. Failure by the Company to meet its obligations could result in a default on its indebtedness, including the Notes, which would permit the holders of such indebtedness to accelerate the maturity thereof.

FINANCIAL AND OPERATING RESTRICTIONS IMPOSED BY EXISTING INDEBTEDNESS

         The Company's financing agreements impose significant operating and financial restrictions on the Company. Such restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness or to create liens on its assets, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any such covenant could result in a default thereunder, which could result in an acceleration of such indebtedness.

DIFFICULTIES IN IMPLEMENTING LOCAL AND ENHANCED SERVICES

         The Company has begun to deploy and plans to continue to deploy high capacity, digital switches in the cities in which it operates or plans to operate networks, as well as in certain cities where the Company will rely on LEC facilities for transmission. This will enable the Company to offer interstate switched access services and, intrastate switched access, enhanced services and local dial tone. The Company expects negative operating margins from its switched services during the 12 to 18 month period after a switch is deployed. For switches operating in conjunction with the Company's networks, the Company expects operating margins to improve as the network is expanded and larger volumes of traffic are carried on the Company's network. Until such time, the Company will rely on the LEC to originate and terminate a significant portion of its switched services traffic. For switches operating in cities where the Company will rely on LEC facilities for transmission, negative operating margins are expected under current LEC pricing tariffs. Although under the Telecommunications Act of 1996 (the "Telecommunications Act"), the LECs will be required to unbundle local tariffs and permit the Company to purchase only the origination and termination services it needs, thereby decreasing operating expenses, there can be no assurance that such unbundling will be effected in a timely manner and result in prices favorable to the Company. In addition, the Company's ability to successfully implement its switched and enhanced services will require the negotiation of resale agreements with LECs and other competitive local exchange telephone companies ("CLECs") and the negotiation of interconnection agreements with incumbent LECs.

                  In August 1996, the Federal Communications Commission (the "FCC") released a decision implementing the interconnection portions of the Telecommunications Act (the "Interconnection Decision"). The Interconnection
Decision establishes rules for negotiating interconnection agreements and guidelines for review of such agreements. In October 1996, the United States Eighth Circuit Court of Appeals (the "Eighth Circuit") stayed certain portions of the Interconnection Decision, including provisions establishing a pricing methodology and a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements. Although the judicial stay of the Interconnection Decision does not prevent the Company from negotiating interconnection agreements with local exchange carriers, it does create uncertainty about the rules governing pricing, terms and conditions of interconnection agreements, and could make negotiating such agreements even more difficult and protracted. On November 12, 1996, the U.S. Supreme Court refused to vacate the Eighth Circuit's judicial stay. The Eighth Circuit is expected to hear oral arguments in this case in January 1997 and further appeals are possible. There can be no assurance that the Company will be able to obtain interconnection agreements on terms acceptable to the Company.

                  The Company's switched services may not be profitable due to, among other factors, lack of customer demand, competition from other CLECs and pricing pressure from the LECs. Implementation of the Company's switched and enhanced services is subject to the Company's ability to obtain equipment financing for switches and upon equipment manufacturers' ability to meet the Company's switch deployment schedule. Although the Company has entered into a loan agreement with an equipment manufacturer for $116.0 million of equipment financing and is negotiating with equipment manufacturers for approximately $160.0 million of additional equipment financing, there can be no assurance that all of such switches will be deployed on the schedule contemplated by the Company or that, if deployed, such switches will be utilized to the degree contemplated by the Company. The Company has no experience providing switched access services and there can be no assurance that the Company will be able to successfully implement its switched and enhanced services strategy.

RECENT COMMENCEMENT OF MARKETING

         The Company has only recently begun marketing certain of its services and, as a result, the Company has relatively few customers and has generated limited revenue from its CLEC services. Although the Company actively markets its products and services, there can be no assurance that the Company will be able to attract new customers or retain existing customers.

DEPENDENCE ON KEY CUSTOMERS

         The Company's five largest telecommunications services customers accounted for approximately 46.9% and 26.8% of the Company's consolidated revenues for the years ended September 30, 1996 and 1995, respectively. During the year ended September 30, 1995, a former customer, which customer is presently the subject of a bankruptcy proceeding, accounted for 5.3% of the Company's consolidated revenues. It is anticipated that during the early stages of development of individual networks, before obtaining a sufficient amount of end-user revenues, the Company will be dependent on a limited number of long distance carriers for a significant portion of its revenues. While long distance carriers have high volume requirements and have utilized CLECs, they generally are more price sensitive than end-users. The five largest customers of the Company's manufacturing operations accounted for 13.4% and 16.1% of the Company's consolidated revenues for the years ended September 30, 1996 and 1995, respectively. The loss of, or decrease of business from, one or more significant customers could have a material adverse effect on the business, financial condition and results of operations of the Company.

COMPETITION

         The telecommunications industry is highly competitive. In most markets, the Company's principal competitor for local exchange services is the Regional Bell Operating Company ("RBOC") or GTE Corporation and its affiliated companies (collectively, the "GTE Companies"). Other competitors may include other CLECs, microwave and satellite carriers, wireless telecommunications providers and private networks built by large end-users. Potential competitors (using similar or different technologies) include cable television companies, utilities and RBOCs outside their current local service areas. In addition, the Company anticipates future competition from large long distance carriers, such as AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI") and Sprint Corporation ("Sprint"), which have begun to offer integrated local and long distance telecommunications services as regulations allow. Consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to the Company.

         As a recent entrant in the integrated telecommunications services industry, the Company has not achieved and does not expect to achieve a significant market share for any of its services. In particular, the RBOCs, the GTE Companies and other local telephone companies have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than those of the Company, have the potential to subsidize competitive services with revenues from a variety of businesses and currently benefit from certain existing regulations that favor the LECs over the Company in certain respects. While recent regulatory initiatives, which allow CLECs such as the Company to interconnect with LEC facilities, provide increased business opportunities for the Company, such interconnection opportunities have been accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the LECs. The Company anticipates that the FCC will grant LECs increasing pricing flexibility as the number of interconnections and competitors increases. In addition, the FCC enacted interim pricing rules that restructure LEC switched transport rates in order to facilitate competition for switched access. If regulators allow LECs to charge CLECs increased fees in conjunction with interconnection to their networks, the financial condition of the Company could be adversely affected. If the LECs lower their rates, the Company and others providing CLEC and other telecommunications services may be forced by market conditions to charge less for their services in order to compete. There can be no assurance that the Company will be able to achieve or maintain significant revenue or compete effectively in any of its markets.

         To the extent the Company interconnects with and uses LEC networks to service the Company's customers, the Company is dependent upon the technology and capabilities of the LECs to meet certain telecommunications needs of the Company's customers and to maintain its service standards. The Company will become increasingly dependent on interconnection with LECs as switched services become a greater percentage of the Company's business. The Telecommunications Act imposes interconnection obligations on LECs, but there can be no assurance that the Company will be able to obtain the services it requires at rates, and on terms and conditions, that permit the Company to offer switched services at rates that are both profitable and competitive. In the event that the Company experiences difficulties in obtaining high quality, reliable and reasonably priced service from the LECs, the attractiveness of the Company's services to its customers could be impaired.

         The long distance telecommunications industry has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company competes with major carriers such as
AT&T, MCI and Sprint, as well as other national and regional long distance carriers and resellers, many of whom are able to provide services at costs that are lower than the Company's current costs. In addition, as a result of the Telecommunications Act, RBOCs also will become competitors in the long distance telecommunications industry upon the satisfaction of certain conditions. As a result of the Company's acquisition of Call America (as hereinafter defined), TotalNet (as hereinafter defined) and certain assets of Texas-Ohio (as hereinafter defined), the Company's long distance operations will account for a significant portion of the Company's revenues. See "Material Changes." The
Company believes that the principal competitive factors affecting its long distance operations are pricing, customer service, accurate billing, clear pricing policies and, to a lesser extent, variety of services. The ability of the Company to compete effectively will depend upon its continued ability to maintain high quality, market driven services at prices generally equal to or below those charged by its competitors. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company.

         The Internet services market is highly competitive. There are no substantial barriers to entry, and the Company expects that competition will continue to intensify. The Company's competitors in this market include Internet service providers, other telecommunications companies, online services providers and Internet software providers. Many of these competitors have greater financial, technological and marketing resources than those available to the Company.

         The market for telecommunications products is highly competitive and subject to rapid technological change. The Company's manufacturing subsidiary,

NACT Telecommunications, Inc. ("NACT"), expects competition to increase in the future from existing competitors in the distributed switching systems market and from other companies that may enter NACT's existing or future markets, including major central office switch vendors. NACT currently competes with a number of lower capacity switch manufacturers such as Communications Product Development, Inc., Integrated Telephony Products, Inc. and PCS Telecom, Inc. NACT also competes with providers of open architecture (programmable) hardware switching platforms that are enhanced by applications providers and value added resellers. Such competitors include Excel, Inc., which has agreements with software application providers. As NACT's business develops and it seeks to market its switches to a broader customer base, NACT's competitors may include larger switch and telecommunications equipment manufacturers such as Lucent Technologies Inc., Siemens AG, Alcatel Alsthom Compagnie, L.M. Ericcson and Northern Telecom, Ltd. Many of NACT's current and potential competitors have substantially greater financial, technical and marketing resources than NACT. Increased competition could materially and adversely affect NACT's business, financial condition and results of operations through price reductions and loss of market share. There can be no assurance that NACT will be able to continue to compete successfully with its existing competitors or that it will be able to compete successfully with new competitors.

GOVERNMENT REGULATION

         The Company's networks and the provision of switched and private line services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon the Company.

         The FCC exercises jurisdiction over the Company and the Company must file tariffs with the FCC. In addition, the Company must obtain prior FCC authorization for domestic and international long distance services. State regulatory commissions exercise jurisdiction over the Company to the extent it provides intrastate services. As such a provider, the Company is required to obtain regulatory authorization and/or file tariffs at state agencies in most of the states in which it operates. Local authorities control the Company's access to municipal rights-of-way. The networks are also subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis. There can be no assurance that state or federal commissions will grant required authority or refrain from taking action against the Company, if it is found to have provided services without obtaining the necessary authorizations. If authority is not obtained or if tariffs are not filed, or are not updated, or otherwise do not fully comply with the tariff filing rules of the FCC or state regulatory agencies, third parties or regulators could challenge these actions. Such challenges could cause the Company to incur substantial legal and administrative expenses. The Telecommunications Act provides for a significant deregulation of the domestic telecommunications industry, including the local exchange, long distance and cable television industries. The Telecommunications Act remains subject to judicial review and additional FCC rulemaking, and thus is difficult to predict what effect the legislation will have on the Company and its operations.

         In addition, the FCC imposes restrictions on foreign ownership of communications service providers utilizing radio frequencies. The operations of the Company's subsidiary that conducts its business in Hawaii use, among other transmission facilities, microwave radio facilities operating pursuant to FCC licenses granted to Pacwest Network, Inc., an entity that is controlled by John Warta, the Company's President and Chief Executive Officer. The FCC also has the authority, which it is not presently exercising, to impose restrictions on foreign ownership of communications service providers not utilizing radio frequencies (such as the Company). It the FCC exercises such authority, it could have a material adverse effect on the Company's CLEC and other businesses.

NEED TO ADAPT TO TECHNOLOGICAL CHANGE

         The telecommunications industry is subject to rapid and significant changes in technology, with the Company relying on third parties for the development of and access to new technology. The effect of technological changes on the business of the Company cannot be predicted. The Company believes its future success will depend, in part, on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands.

         The future success of NACT will depend in part upon its ability to keep pace with advancing technology, evolving standards within the telecommunications industry and changing customer requirements in a cost-effective manner. There can be no assurance that NACT's products will not be rendered obsolete by telecommunications products incorporating technological advances designed by competitors that NACT is unable to incorporate into its products in a timely manner.

POSSIBLE ADVERSE LITIGATION OUTCOME

         An action was commenced against NACT alleging that its telephone systems incorporating prepaid debit card features infringe upon a patent issued in 1987. An unfavorable decision in this action could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

         The efforts of a small number of key management and operating personnel will largely determine the Company's success and the loss of any of such persons could adversely affect the Company. The success of the Company also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel.

DEPENDENCE ON RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS

         The Company must obtain easements, rights-of-way, entry to premises, franchises and licenses from various private parties, actual and potential competitors and state and local governments in order to construct and operate its networks. There can be no assurance that the Company will obtain rights-of-way and franchise agreements on acceptable terms or that current or potential competitors will not obtain similar rights-of-way and franchise agreements that will allow them to compete against the Company. If any of the existing franchise or license agreements were terminated or not renewed and the Company were forced to remove its fiber optic cables or abandon its network in place, such termination could have a material adverse effect on the Company.

VARIABILITY OF QUARTERLY OPERATING RESULTS

         As a result of the limited revenues and significant expenses associated with the expansion and development of its networks and services, the Company anticipates that its operating results could vary significantly from period to period. In addition, revenues relating to the Company's network businesses are and may continue to be dependent upon a small number of customers and contracts, revenues under which are likely to vary significantly from period to period.

RISK OF JOINT INVESTMENTS

         The Company's Phoenix network is operated by Phoenix Fiber Access, Inc. ("Phoenix Fiber"). The Company currently has a 50% ownership interest in Phoenix Fiber and is negotiating to acquire the remaining 50% interest. Phoenix Fiber has been managed by a governing board that the Company does not control. The risk is present in this joint venture, and in other joint ventures in which the Company may subsequently determine to participate, that the other joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or the Company. The risk is also present that a joint venture partner may be unable to meet its economic or other obligations to the venture and that the Company may be required to fulfill some or all of those obligations. In addition, if the Company enters into international joint ventures, the operations of such ventures will be subject to various risks not present in the Company's domestic operations, such as fluctuations in currency exchange rates, nationalization or expropriation of assets, import/export controls, political instability, limitations on foreign investment, restrictions on the ability to convert currency and the additional expenses and risks inherent in conducting operations in geographically distant locations with customers speaking different languages and having different cultural approaches to the conduct of business.

VOLATILITY OF MARKET PRICE OF COMMON SHARES

         Since the Common Shares have been publicly traded, their market price has fluctuated over a wide range and may continue to do so in the future. The market price of the Common Shares could be subject to significant fluctuations in response to various factors and events, including among other things, the depth and liquidity of the trading market of the Common Shares, variations in the Company's operating results and the difference between actual results and the results expected by investors and analysts. In addition, from time to time the stock market has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies. These broad market fluctuations also may adversely affect the market price of the Common Shares.

RISKS OF INVESTMENT IN A CANADIAN CORPORATION

         The Company is a Canadian corporation. Certain directors and officers and certain of the Company's professionals are residents of Canada. As a result, it may be difficult for U.S. shareholders to effect service of process within the United States upon the Company or upon such directors, officers and professionals or to collect judgments of U.S. courts predicated upon civil liability under U.S. federal securities and other laws. The Company has been advised that there is substantial doubt as to whether Canadian courts would (i) enforce judgements of U.S. courts obtained against the Company or such directors, officers and professionals predicated upon the civil labilities provisions of U.S. laws or (ii) impose liabilities in original actions against the Company or its directors, officers and professionals predicated solely upon U.S. laws. In addition, the Company's status as a Canadian company limits the ability of the Company to hold or control common carrier radio frequency licenses in the United States.

POTENTIAL RESALES OF A SUBSTANTIAL NUMBER OF SHARES; REGISTRATION RIGHTS

         At September 30, 1996, the Company had outstanding 21,244,259 Common Shares. Of these shares, 20,276,210 Common Shares are freely tradeable, except for (i) any Common Shares held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act (2,960,182 of such 20,276,210 shares at September 30, 1996), which shares will be subject to the resale limitations of Rule 144 and an aggregate of 750,000 Common Shares subject to escrow under regulations of the VSE. The remaining 967,929 Common Shares are "restricted securities," as that term is defined in Rule 144 and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including pursuant to Rule 144. Of such 967,929 shares, the Company is contractually obligated to register for resale an aggregate of 26,624 shares. In addition, at September 30, 1996, (i) 3,057,719 Common Shares were reserved for issuance upon exercise of outstanding stock options (the "Outstanding Options"), with exercise prices ranging from $3.55 to $10.00 per share, (ii) 896,155 Common Shares were reserved for issuance upon exercise of outstanding warrants (the "Outstanding Warrants"), with exercise prices ranging from $5.52 to $12.96 per share, (iii) 3,019,598 Common Shares were reserved for issuance upon conversion of the convertible notes sold in the December Offering (the "Convertible Notes") (based on the aggregate accreted value of Convertible Notes on December 15, 1996). In addition, 3,200,000 Common Shares were reserved for issuance upon exercise of the warrants sold in the October Offering (the "October Warrants"). The Company has registered or is obligated to register the resale of the Common Shares issuable upon exercise of the Outstanding Options and the Outstanding Warrants. The Company is also obligated to register the issuance of the Common Shares issuable upon conversion of the Convertible Notes and upon exercise of the October Warrants. The future sale or the expectation of future sales of Common Shares in the public market could adversely affect the prevailing market prices for the Common Shares and could impair the Company's ability to raise capital through the sale of Common Shares.

POTENTIAL ANTI-TAKEOVER PROVISIONS

         The Company's Board of Directors has the authority, without any further vote or action by the Company's shareholders, to issue up to 10,000,000 Preference Shares, without par value (the "Preference Shares"), in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. Although the Company has no current plans to issue any Preference Shares, the rights of the holders of Common Shares would be subject to, and may be adversely affected by, the rights of the holders of any Preference Shares that may be issued in the future. Issuance of Preference Shares could have the effect of delaying, deterring or preventing a change in control of the Company, including the imposition of various procedural and other requirements that could make it more difficult for holders of Common Shares to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent Board of Directors.

                                   THE COMPANY

         The Company provides a broad range of integrated telecommunications products and services, primarily to customers located in the western continental United States and Hawaii. Since inception as a facilities-based competitive access provider ("CAP"), the Company has constructed and operated state-of-the-art, digital telecommunications networks that provide an alternative to incumbent LECs. The Company has expanded beyond the scope of traditional CAP operations into CLEC services and currently provides a range of enhanced telecommunications services that include long distance, Internet access, frame relay and asynchronous transfer mode services. In addition, the Company provides switched access and recently began to offer local dial tone services to complement its existing telecommunications service offerings. The Company also provides advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities through its wholly-owned subsidiary, NACT.

                                MATERIAL CHANGES

DECEMBER 1995 OFFERING

         In the December Offering, the Company sold $20,000,187 137/8% Convertible Senior Subordinated Discount Notes due 2005 in December 1995 and its wholly owned subsidiary, GST USA, Inc. ("GST USA") sold $160,001,496 137/8% Senior Discount Notes due 2005 in a private placement. Of the net proceeds of the December Offering, $2.0 million was applied to the repayment of short-term indebtedness, and the balance has been and will be used for capital expenditures and to fund future operating deficits and for working capital purposes.

CALL AMERICA ACQUISITION

         In the fourth quarter of 1996, the Company entered into an agreement and plan of merger with Call America Business Communications Corp. and certain of its affiliates (collectively, "Call America"), pursuant to which the Company is to acquire 100% of Call America by means of a merger, for a purchase price of 1,307,692 Common Shares, subject to a post closing adjustment of additional Common Shares if, 180 days after the effective time of the merger, the sales price of the Common Shares is less than $12.50 per share. The maximum number of additional Common Shares to be issued pursuant to the post closing adjustment is 114,489. The consummation of the merger is contingent upon obtaining required regulatory approvals. Call America, which is based in San Luis Obispo, California, is a facilities-based reseller of domestic and international long distance services, as well as a provider of operator services.

NORTHERN TELECOM NETWORK PRODUCTS PURCHASE AGREEMENT

         The Company, through its indirect subsidiary, GST EquipCo, Inc. ("GST EquipCo"), entered into a Network Products Purchase Agreement ("Nortel Purchase Agreement") dated August 23, 1996 with Northern Telecom Inc. ("Nortel") pursuant to which GST EquipCo may from time to time purchase switching and related equipment from Nortel. The Nortel Purchase Agreement, among other terms, provides GST EquipCo with price protection for 10 years for several categories of Nortel switching equipment and related software.

SIEMENS SWITCHING EQUIPMENT PURCHASE AGREEMENT AND LOAN AGREEMENT

         The Company, through its indirect subsidiary, GST SwitchCo, Inc. ("GST SwitchCo."), entered into a Switching Products Sales Agreement (the "Siemens Sales Agreement") dated September 4, 1996 with Siemens Stromberg-Carlson
("Siemens") pursuant to which GST SwitchCo may from time to time purchase switching and related equipment from Siemens. The Siemens Sales Agreement, among other terms, provides GST SwitchCo a credit of up to $8.0 million for certain Siemens software and price protection for 10 years for several categories of Siemens switching equipment and related software.

         In addition, on the same date, GST SwitchCo recently entered into a Loan and Security Agreement (the "Siemens Loan Agreement") with Siemens that provides for loans by Siemens of up to an aggregate of $116.0 million to finance the purchase of Siemens equipment and equipment from other suppliers. Each loan made by Siemens under the Siemens Loan Agreement initially earns interest at an interim loan rate of LIBOR plus 4.5% on the outstanding balance of the loan until the beginning of the calendar quarter following the original loan advance date, at which time the outstanding balance of the loan converts to a term loan and begins accruing interest at a term loan rate of LIBOR plus 3.5% Repayment of the outstanding principal amount of each loan is required in quarterly installments commencing on the last day of the fifth quarter following the original loan advance date with the remaining balance of each outstanding loan being payable in full on the last day of the 24th quarter following such original loan advance date. GST SwitchCo's obligations to Siemens under the Siemens Loan Agreement are secured by the grant to Siemens of a first priority security interest in all product purchased by GST SwitchCo with the proceeds of loans by Siemens and are guaranteed in part by GST USA.

TOTALNET COMMUNICATIONS INC.

         In the fourth quarter of 1996, the Company entered into an agreement (the "Merger Agreement") to acquire TotalNet Communications Inc. by means of a merger (the "TotalNet Merger"). On October 17, 1996, the Company acquired TotalNet in the TotalNet Merger for a purchase price payable entirely in Common Shares.

         In consideration for the acquisition of TotalNet, a purchase price of approximately $8.7 million is payable in Common Shares to the former shareholders of TotalNet in two installments. Sixty percent of the purchase price (approximately $5.2 million), for a total of 481,391 Common Shares valued at $10.90 per share, was paid at the closing of the TotalNet Merger on October 17, 1996 and the remaining 40% of the purchase price (approximately $3.5 million) is payable in Common Shares on October 17, 1997, based on the then current market value of the Common Shares at such time but in no event less than $7.63 per share, or more than $20.00 per share. TotalNet, which is based in Houston, Texas, is both a facilities-based carrier and a switchless reseller of long distance services.

OCTOBER OFFERING

         On October 22, 1996, the Company completed a private placement to non-U.S. investors of 2,000,000 special warrants (the "Special Warrants") at a purchase price of US $11.125 per Special Warrant. The Special Warrants become exercisable by holders for no additional consideration upon the later to occur of (i) the date upon which approval for a final Canadian prospectus (the "Canadian Prospectus") qualifying the Common Shares and share purchase warrants (the "Underlying Warrants") issuable upon exercise of the Special Warrants is received from the securities commission of each of the Canadian provinces where the Special Warrants were sold and (ii) the date that a registration statement (the "U.S. Registration Statement") filed with the Securities and Exchange Commission (the "Commission") registering the resale of the Common Shares issuable upon exercise of the Special Warrants and Underlying Warrants is declared effective, but in any event, no later that September 22, 1997. Each Special Warrant is exercisable for one Common Share and one-half of one Underlying Warrant. Each full Underlying Warrant entitles the holder to purchase one additional Common Share for a purchase price of U.S. $13.00 for one year from the date of issuance. In the event that the requisite regulatory approvals for the Canadian Prospectus are not received by the Company and the U.S. Registration Statement is not declared effective, in each case by February 19, 1997, then each Special Warrant will become exercisable for 1.1 Common Shares and one-half of one Underlying Warrant.

         The Company received U.S. $9,690,000, constituting 50% of the aggregate purchase price of the Special Warrants (net of placement agency fees and expenses), on October 22, 1996. The balance of the net purchase price of Special Warrants (U.S. $11,125,000) is being held in escrow and is payable to the Company upon the earlier to occur of (x) the date of receipt of final regulatory approval of a preliminary  Canadian  Prospectus  from the  securities  commissions of the applicable Canadian provinces and (y) the initial filing of the U.S. Registration Statement with the Commission, in each case covering the resale of the Common Shares issuable upon exercise of the Special Warrants and the Underlying Warrants. First Marathon Securities Limited and Thomson Kernaghan & Co. Ltd. served as the Company's placement agents in the private placement.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the reoffer and resale of the Common Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth (i) the number of Common Shares beneficially owned by each Selling Shareholder as of October 18, 1996, (ii) the number of Shares to be offered for resale by each Selling Shareholder and (iii) the number and percentage of Common Shares to be held by each Selling Shareholder after completion of the offering.

                                                                                                            Number of
                                                                                                             Common
                                                                                                          Shares/Perce
                                                                                                            ntage of
                                                                                                           Class to be
                                                                                       Number of           Owned After
                                                          Number of Common             Shares to           Completion
                                                          Shares Owned at              be Offered            of the
                      Name                                October 18, 1996             for Resale           Offering
---------------------------------------------      ----------------------------     --------------     ----------------
Glenn R. Meyer                                                    9,318(1)                  9,318                    0
Frederick W. Grimm                                                7,987(1)                  7,987                    0
John Goodman                                                      7,987(1)                  7,987                    0
Gregory C. Roberts                                                1,332(1)                  1,332                    0
George Kelly                                                    109,657(2)                 91,381            18,276(3)
Fred Lummis II                                                   62,170(2)                 51,808            10,362(3)
Armand Shapiro                                                   59,748(2)                 49,790             9,958(3)
Marcie Zlotnik                                                   65,453(2)                 54,544            10,909(3)
Rodney Margolis                                                  33,576(2)                 27,980             5,596(3)
James D. Woods                                                   29,523(2)                 24,602             4,921(3)

Mansel M. Rubenstein                                             23,808(2)                 19,840             3,968(3)
Franklin Myers                                                   21,125(2)                 17,604             3,521(3)
Jack E. Lewis                                                    20,990(2)                 17,492             3,498(3)
Stephen B. Kelly                                                 16,938(2)                 14,115             2,823(3)

Schuyler M. Tilney                                               15,748(2)                 13,123             2,625(3)
Barry Margolis                                                    7,360(2)                  6,133             1,227(3)
Kenneth Margolis                                                  1,704(2)                  1,420               284(3)
Sam Shapiro                                                       1,555(2)                  1,296               259(3)
Harold Weiser                                                     1,555(2)                  1,296               259(3)
Tom D. Johnson                                                    1,374(2)                  1,145               229(3)
Nicole D. Zarr                                                    1,025(2)                    854               171(3)
Jack H. Carpenter                                                 1,025(2)                    854               171(3)
Johanna L. Nadler                                                 1,025(2)                    854               171(3)
Marlene A. Roosth                                                   615(2)                    512               103(3)
Jennie Strozier                                                     410(2)                    342                68(3)
Summit Capital Inc.                                               5,007(2)                  4,172               835(3)

(1) Does not include Common Shares issuable in quarterly installments on or after December 19, 1996 in connection with Company's purchase of Tri-Star. The number of Common Shares issuable in each installment is based on a formula using the trading price of the Common Shares at the date of issuance.

(2) Includes Common Shares held in escrow but does not include and Common Shares issuable on October 17, 1997 in connection with Company's acquisition of TotalNet by means of a merger. The number of Common Shares issuable in on October 17, 1997 is based on a formula using the trading price of the Common Shares at the date of issuance.

(3)      Less than .1%.

                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; neither the Company nor the Selling Shareholders have employed an underwriter for the sale of Common Shares by the Selling Shareholders. The Company will bear all expenses in connection with the preparation of this Prospectus. The Selling Shareholders will bear all expenses associated with the sale of the Common Shares.

         The Common Shares may be offered for the account of the Selling Shareholders from time to time solely on the AMEX or the VSE, at fixed prices that may be changed or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Common Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring Common Shares from the Selling Shareholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the AMEX or the VSE or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the Selling Shareholders and applicable transfer taxes, are payable by the Selling Shareholders.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Messrs. Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022. Stephen Irwin, counsel to Olshan Grundman Frome & Rosenzweig LLP, is an officer and director of the Company and holds 61,345 Common Shares and has been granted options and warrants to purchase an additional 615,000 Common Shares. In addition, other attorneys of such firm hold options to purchase Common Shares.

                                     EXPERTS

         The consolidated balance sheets of GST Telecommunications, Inc. and its subsidiaries as of September 30, 1996 and 1995 and the consolidated statements of operations, shareholders' equity and cash flows for the years ended September 30, 1996 and 1995, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The consolidated statements of operations, shareholders' equity and cash flows of GST Telecommunications, Inc. and its subsidiaries for the 13 months ended September 30, 1994 has been included herein in reliance upon the report of KPMG Peat Marwick Thorne, independent chartered accountants, upon the authority of said firm as experts in accounting and auditing. The audited financial statements of International Telemanagement Group, Inc. as of December 31, 1994 and 1993 and for the year ended December 31, 1994 and the period January 23, 1993 (date of inception) through December 31, 1993 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The financial statements of the IntelCom-Greenstar Joint Venture for the years ended September 30, 1994 and 1993 have been incorporated by reference herein upon reliance upon the report of KPMG Peat Marwick Thorne, independent chartered accountants, and upon authority of said firm as experts in accounting and auditing. The combined financial statements of Call America Business Communications Corporation and Affiliates for the years ended December 31, 1995 and 1994 have been included herein in reliance upon the report of Glenn, Burdette, Phillips & Bryson, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                          INDEX TO FINANCIAL STATEMENTS

                                                                         Page(s)

GST TELECOMMUNICATIONS, INC.

Independent Auditors' Reports................................................F-2

Consolidated Balance Sheets at

  September 30, 1996 and 1995................................................F-4

Consolidated Statements of Operations for the years ended September 30, 1996 and 1995 and the thirteen months ended

  September 30, 1994.........................................................F-5

Consolidated Statements of
  Shareholders' Equity at

  September 30, 1994, 1995 and 1996..........................................F-7

Consolidated Statements of Cash Flows for the years ended September 30, 1996 and 1995 and the thirteen months ended

  September 30, 1994.........................................................F-8

Notes to Consolidated Financial Statements...................................F-9

Proforma Condensed Consolidated Financial
  Information (unaudited)...................................................F-42

Proforma Condensed Consolidated Statement
  of Operations for
  the year ended September 30, 1996 (unaudited).............................F-43

Notes to Proforma Consolidated
  Financial Statements (unaudited)..........................................F-44

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION AND AFFILIATES

Independent Auditors' Report................................................F-45

Combined Balance Sheets at December 31, 1995 and 1994.......................F-46

Combined Statements of Income for the six months ended
  June 30, 1996 (unaudited) and the years ended

  December 31, 1995 and 1994................................................F-48

Combined Statements of Changes in Stockholders' Equity (Deficiency) for the six months ended June 30, 1996 (unaudited) and the years ended December 31, 1995 and 1994....................................F-49

Combined Statements of Cash Flows for the six months ended

  June 30, 1996 and the years ended December 31, 1995 and 1994..............F-50

Notes to Financial Statements...............................................F-52

INTERNATIONAL TELEMANAGEMENT GROUP, INC.

Independent Auditors' Report................................................F-61

Balance Sheets at December 31, 1994 and 1993 ...............................F-62

Statements  of  Operations  for the four months ended
April 30,  1995,  the year ended December 31, 1994 and
for the period January 23, 1993 (date of inception)
through December 31, 1993 ..................................................F-63

Statements  of  Stockholders'  Deficit for the four
months ended April 30, 1995, the year ended  December  31, 1994 and for the period  January 23, 1993 (date of inception)
through December 31, 1993...................................................F-64

Statements of Cash Flow for the four months ended
April 30, 1995, the year ended December 31, 1994
and for the period January 23, 1993 (date of inception)
through December 31, 1993...................................................F-65

Notes to Financial Statements...............................................F-66

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
GST Telecommunications, Inc.:

We have audited the accompanying consolidated balance sheets of GST Telecommunications, Inc. as of September 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity , and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GST
Telecommunications, Inc. as of September 30, 1996 and 1995, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.

Accounting principles generally accepted in the United States vary in certain significant respects from accounting principles generally accepted in Canada.
Application of accounting principles generally accepted in Canada would have affected results of operations for the year ended September 30, 1996 and 1995, and shareholders' equity as of September 30, 1996 and 1995, to the extent summarized in note 10 to the consolidated financial statements.

                                                           KPMG PEAT MARWICK LLP

Portland, Oregon
November 22, 1996

KPMG
Chartered Accountants                        Telephone (604) 691-3000
Box 10426, 777 Dunsmuir Street               Telefax   (604) 691-3031
Vancouver, BC V7Y 1K3  Canada

AUDITORS' REPORT

To the Board of Directors
GST Telecommunications, Inc.

We have audited the consolidated statements of operations, shareholders equity, and cash flows of GST Telecommunications, Inc. for the thirteen months ended September 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the thirteen months ended September 30, 1994 in accordance with generally accepted accounting principles in the United States.

Accounting principles generally accepted in the United States vary in certain significant respects from accounting principles generally accepted in Canada.
Application of accounting principles generally accepted in Canada would have affected results of operations for the thirteen months ended September 30, 1994 and shareholders' equity as at September 30, 1994, to the extent summarized in note 9 to the consolidated financial statements.

KPMG Peat Marwick Thorne

Chartered Accountants

Vancouver, Canada

December 8, 1994

                          GST TELECOMMUNICATIONS, INC.

                           Consolidated Balance Sheets

                      (In thousands, except share amounts)

                           September 30, 1996 and 1995

                                     ASSETS                                           1996         1995
                                                                                   ---------    ---------
                                                                                      (In U.S. Dollars)
Current assets:

      Cash and cash equivalents                                                    $  61,343    $   6,024
      Restricted cash                                                                 16,000         --
      Accounts receivable, net                                                         9,472        4,306
      Investments                                                                      5,176          871
      Inventory                                                                        2,406          387
      Other current assets                                                             6,151        1,252
                                                                                   ---------    ---------

                                                                                     100,548       12,840
                                                                                   ---------    ---------

Property and equipment, net                                                          127,575       38,033
Goodwill, net                                                                         38,003       13,587
Other assets, net                                                                     35,575        8,665
                                                                                   ---------    ---------

                                                                                     201,153       60,285
                                                                                   ---------    ---------

                                                                                   $ 301,701    $  73,125
                                                                                   =========    =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

      Accounts payable                                                             $  12,443    $   9,683
      Accrued expenses                                                                26,743        3,090
      Current portion of capital lease obligations                                       722          223
      Current portion of long-term debt                                                4,832          736
      Other current liabilities                                                          726          512
                                                                                   ---------    ---------

                                                                                      45,466       14,244
                                                                                   ---------    ---------

Deferred compensation                                                                    158          151
Capital lease obligation, less current portion                                         1,453          658
Long-term debt, less current portion                                                 232,674       19,088
Minority interest                                                                        182        3,279

Commitments and contingencies

Shareholders' equity:
      Preference shares:

           Authorized - 10,000,000 no par shares; none issued or outstanding            --           --
      Common shares:
           Authorized -  unlimited  number of no par common  shares;  issued and outstanding - September 30, 1996 - 21,257,697 shares,

               September 30, 1995 - 18,700,290 shares                                 72,647       50,166
      Commitment to issue shares:
           September 30, 1996 - 1,922,007 shares,

           September 30, 1995 - 336,498 shares                                        25,454        1,494
      Accumulated deficit                                                            (76,333)     (15,955)
                                                                                   ---------    ---------

                                                                                      21,768       35,705
                                                                                   ---------    ---------

                                                                                   $ 301,701    $  73,125
                                                                                   =========    =========

See accompanying notes to consolidated financial statements.

                          GST TELECOMMUNICATIONS, INC.

                      Consolidated Statements of Operations

               (In thousands, except per share and share amounts)

                   Years ended September 30, 1996 and 1995 and
                    thirteen months ended September 30, 1994

                                                                                           Thirteen
                                                            Year ended     Year ended    months ended
                                                           September 30,  September 30,  September 30,
                                                               1996           1995           1994
                                                             --------       --------       --------
                                                                       (In U.S. Dollars)
Revenues:

      Telecommunication services                             $ 31,726       $ 11,118       $    112
      Product                                                   9,573          7,563          5,889
                                                             --------       --------       --------

                     Total revenues                            41,299         18,681          6,001
                                                             --------       --------       --------

Operating costs and expenses:

      Network expenses                                         26,580         10,103            149
      Facilities administration and maintenance                10,317          2,096             26
      Cost of product revenues                                  3,974          3,096          2,137
      Selling, general and administrative                      33,375         11,373          3,953
      Research and development                                  1,352          1,270            689
      Depreciation and amortization                             8,298          2,374            384
                                                             --------       --------       --------

                     Total operating costs and expenses        83,896         30,312          7,338
                                                             --------       --------       --------

                     Loss from operations                     (42,597)       (11,631)        (1,337)
                                                             --------       --------       --------

Other expenses (income):

      Interest income                                          (5,549)          (303)          (254)
      Interest expense, net of amounts capitalized             21,224            838             27
      Loss from joint venture                                   1,495            661          1,099
      Write-off of pre-operating costs                           --             --              691
      Loss on investments                                          26            526           --
      Other                                                       839            160             87
                                                             --------       --------       --------

                                                               18,035          1,882          1,650
                                                             --------       --------       --------

                     Loss before minority interest in
                           income (loss) of subsidiary
                           and income tax                     (60,632)       (13,513)        (2,987)
                                                             --------       --------       --------

                                   (Continued)

                          GST TELECOMMUNICATIONS, INC.

               (In thousands, except per share and share amounts)

                                                                                           Thirteen
                                                            Year ended     Year ended    months ended
                                                           September 30,  September 30,  September 30,
                                                               1996           1995           1994
                                                             --------       --------       --------
                                                                       (In U.S. Dollars)
Income tax expense:

      Current                                                $    157       $     70       $    487
      Deferred                                                   --               96             15
                                                             --------       --------       --------

                                                                  157            166            502
                                                             --------       --------       --------

                     Loss before minority interest
                           in income (loss) of subsidiaries   (60,789)       (13,679)        (3,489)

Minority interest in (income) loss
      of subsidiaries                                             411          2,364             (2)
                                                             --------       --------       --------

                     Loss for the period                     $(60,378)       (11,315)        (3,491)
                                                             ========       ========       ========

Loss per share                                               $  (3.18)      $  (0.82)      $  (0.35)
                                                             ========       ========       ========

Weighted average common and common
      equivalents shares outstanding                         18,988,127     13,780,796     9,878,704

See accompanying notes to consolidated financial statements.

                          GST TELECOMMUNICATIONS, INC.

                 Consolidated Statements of Shareholders' Equity

                    (In thousands, except per share amounts)

                                (In U.S. Dollars)

                                                   Commitment to
                                                    issue common
                                                    shares (Note 6)                Common shares                            Total
                                                -------------------------     ------------------------   Accumulated   shareholders'
                                                  Shares         Amount         Shares        Amount       deficit         equity
                                                ----------     ----------     ----------    ----------    ----------     ----------
Balance, August 31, 1993                              --       $     --        9,003,421    $   10,511    $   (1,149)    $    9,362

Issuance of common stock for
      services                                        --             --           48,000           183          --              183
Issuance of common stock, net                         --             --        2,515,479        10,368          --           10,368
Issuance of common stock under
      option plans                                    --             --          343,750           974          --              974
Commitment to issues shares for
      business combinations                        551,536          3,038           --            --            --            3,038
Net loss                                              --             --             --            --          (3,491)        (3,491)
                                                ----------     ----------     ----------    ----------    ----------     ----------

Balance, September 30, 1994                        551,536          3,038     11,910,650        22,036        (4,640)        20,434

Issuance of common stock for
      services                                        --             --           34,057           150          --              150
Issuance of common stock in
      business combinations                       (551,536)        (3,038)     1,719,785         8,785          --            5,747
Issuance of common stock, net                         --             --        4,593,598        17,965          --           17,965
Issuance of common stock under
      option plans                                    --             --          442,200         1,230          --            1,230
Commitment to issues shares for
      business combinations                        336,498          1,494           --            --            --            1,494
Net loss                                              --             --             --            --         (11,315)       (11,315)
                                                ----------     ----------     ----------    ----------    ----------     ----------

Balance, September 30, 1995                        336,498          1,494     18,700,290        50,166       (15,955)        35,705

Issuance of common stock for
      services                                        --             --           85,627           621          --              621
Issuance of common stock in
      business combinations                       (168,249)          (747)     1,200,873        11,097          --           10,350
Issuance of common stock, net                         --             --        1,189,849         9,672          --            9,672
Issuance of common stock under
      option plans                                    --             --           67,500           293          --              293
Commitment to issues shares for
      business combinations                      1,753,758         24,707           --            --            --           24,707
Issuance of common stock under
      employee stock purchase plan                    --             --           13,558           132          --              132
Accrual of compensation costs for
      stock award and option plans                    --             --             --             666          --              666
Net loss                                              --             --             --            --         (60,378)       (60,378)
                                                ----------     ----------     ----------    ----------    ----------     ----------

Balance, September 30, 1996                      1,922,007     $   25,454     21,257,697    $   72,647    $  (76,333)    $   21,768
                                                ==========     ==========     ==========    ==========    ==========     ==========


See accompanying notes to financial statements.

                          GST TELECOMMUNICATIONS, INC.

                      Consolidated Statements of Cash Flows

                                 (In thousands)

                   Years ended September 30, 1996 and 1995 and
                    thirteen months ended September 30, 1994

                                                                                           Thirteen
                                                            Year ended     Year ended    months ended
                                                           September 30,  September 30,  September 30,
                                                               1996           1995           1994
                                                             --------       --------       --------
                                                                       (In U.S. Dollars)
Operations:

      Loss for the period                                    $(60,378)      $(11,315)      $ (3,491)
      Items not involving cash:
           Minority interest in income (loss) of subsidiary      (411)        (2,364)             2
           Loss from joint ventures                             1,495            661          1,099
           Write-off of pre-operating costs                      --             --              691
           Depreciation and amortization                        9,496          2,824            557
           Deferred income taxes                                 --               96             15
           Deferred compensation                                    7            151           --
           Accretion of interest                               19,978           --             --
           Write-off of other assets                              766            122           --
           Issuance of stock for compensation                     890           --             --
           Issuance of stock for financing commitment             396            150            183
           Loss on disposal of fixed assets                       246           --             --
           Loss on investments                                     26            526           --

Changes in non-cash operating working capital:

      Accounts receivable, net                                 (1,066)        (1,549)          (882)
      Inventory                                                (2,019)           (13)          (163)
      Other current and other assets, net                      (5,304)          (417)          (120)
      Accounts payable and accrued liabilities                  2,387           (190)         2,350
      Other current liabilities                                   185            262             53
                                                             --------       --------       --------

                     Cash provided by (used in) operations    (33,306)       (11,056)           294
                                                             --------       --------       --------

Investments:

      Acquisition of subsidiaries, net of cash acquired        (1,441)           207         (4,235)
      Investment in joint ventures                               --             --              (35)
      Settlement of notes receivable                             --            3,367         (5,107)
      Purchase of investment in affiliate                        (294)          --             --
      Purchase of investments                                  (9,799)           848           (843)
      Proceeds from sale of investments                         5,493           --             --
      Purchase of fixed assets                                (76,192)       (27,730)          (906)
      Proceeds from sale of fixed assets                            8           --             --
      Purchase of other assets                                 (7,449)        (1,829)          (580)
      Change in restricted cash                               (16,000)          --             --
                                                             --------       --------       --------

                     Cash used in investing activities       (105,674)       (25,137)       (11,706)
                                                             --------       --------       --------

Financing:

      Proceeds from long-term debt                            196,207         19,857           --
      Principal payments on long-term debt                     (2,112)          (816)          (387)
      Issuance of common shares, net of issuance costs         10,098         19,195         11,342
      Deferred debt financing costs                            (9,894)          (853)           (70)
      Issuance of subsidiary shares                              --              615           --
                                                             --------       --------       --------

                     Cash provided by financing activities    194,299         37,998         10,885
                                                             --------       --------       --------

                     Increase (decrease) in cash and cash
                       equivalents                             55,319          1,805           (527)

Cash and cash equivalents, beginning of period                  6,024          4,219          4,746
                                                             --------       --------       --------

Cash and cash equivalents, end of period                     $ 61,343       $  6,024       $  4,219
                                                             ========       ========       ========

See accompanying notes to consolidated financial statements.

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                           September 30, 1996 and 1995

                                (In U.S. Dollars)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   (a) DESCRIPTION OF THE COMPANY

         GST Telecommunications, Inc. (the Company) is a Canadian company in the business of providing competitive local exchange services primarily in the western United States. In addition, the Company provides a range of telecommunications services which include long distance, Internet access and data services. The Company also manufactures telecommunications switching equipment.

         The consolidated financial statements for the years ended September 30, 1996 and 1995, and the thirteen months ended September 30, 1994 have been reported in U.S. dollars, the functional currency of the Company. The Company changed its fiscal year-end to September 30 effective in 1994 (note 10).

   (b) BASIS OF CONSOLIDATION

         These consolidated financial statements include the accounts of the Company and its greater than 50% owned subsidiaries. The Company's investments in unconsolidated companies owned 20% or more are accounted for using the equity method. All significant intercompany accounts have been eliminated.

   (c) CASH AND CASH EQUIVALENTS

         Cash equivalents consist of short-term, highly liquid investments with original maturities of ninety days or less.

   (d) RESTRICTED CASH

         Pursuant to an agreement between the Company and a vendor relating to a construction in progress as of September 30, 1996, the Company is required to maintain $16 million in a restricted account pending the completion of the project as collateral against payment. Completion of the project is anticipated in the next fiscal year. At September 30, 1996, the Company is committed to purchase approximately $20.7 million relating to this project.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

   (e) ACCOUNTS AND NOTES RECEIVABLE

         The Company maintains a security interest in the telecommunications systems it sells until the Company is paid in full. Management provides an allowance for doubtful accounts and notes based on current customer information and historical statistics. The allowance for doubtful accounts was $1,264 and $1,401 at September 30, 1996 and 1995, respectively.

   (f) INVESTMENTS

         The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES (Statement 115) at October 1, 1994. Under Statement 115, the Company classifies its debt and equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

         Trading and available-for-sale securities are recorded at fair value. All of the Company's investments comprised primarily of U.S. Treasury Securities and commercial paper, are classified as available-for-sale and mature in periods ranging from 3 to 9 months. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of new cost basis for the security. Dividend income is recognized when earned. Realized gains and losses for securities classified as available-for-sale are included in earnings and are derived using the specific-identification method for determining the cost of securities sold. The amortized cost approximated the market value of these securities at September 30, 1996 and 1995.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

   (g) INVENTORY

         Inventory is stated at the lower of cost (first-in, first-out) or market (net realizable value) and consists of the following:

                                                                  1996     1995
                                                                 ------   ------

               Raw materials                                     $  378   $  317
               Work in process                                      346       70
               Finished and refurbished goods                     1,682     --
                                                                 ------   ------

                              Total inventory                    $2,406   $  387
                                                                 ======   ======

   (h) INVESTMENTS IN AFFILIATES

         The Company has a 50% interest in Phoenix Fiber Access, Inc., a competitive access fiber optic telecommunications network in the Phoenix, Arizona metropolitan area. The carrying value of this investment, which is included in other assets in the accompanying consolidated balance sheet was $1,364 and $2,859 at September 30, 1996, and 1995, respectively.

         The Company has an approximate 40% interest in GST Global Telecommunications, Inc. (GST Global), a publicly traded corporation on the Vancouver Stock Exchange which intends to conduct telecommunications operations on a worldwide basis. The carrying value of this investment, which is included in other assets in the accompanying consolidated balance sheet, was $3,634 at September 30, 1996 (see note 2).

    (i) PROPERTY AND EQUIPMENT

         Property and equipment is recorded at cost and is depreciated on the straight-line basis over their estimated useful lives, which are as follows:

               Telecommunications networks                              10 years
               Electronic and related equipment                         10 years
               Leasehold improvements                                   10 years
               Furniture, office equipment and other                 3 - 7 years
               Building                                                 40 years

         Construction, engineering and overhead costs directly related to the development of competitive access networks are capitalized. The Company begins depreciating these costs when the networks become commercially operational. Depreciation is provided using the straight-line method over the estimated useful lives of the assets owned.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

    (j) GOODWILL

         Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired, is amortized over periods ranging from five to twenty years using the straight-line method. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through discounted projected future cash flows of the acquired businesses from which the goodwill arose. Amortization charged to operations was $1,690, $389, and $19 for the years ended September 30, 1996 and 1995, and the thirteen month period ended September 30, 1994, respectively.

   (k) REVENUE RECOGNITION

         For telecommunication services revenue, revenue is recorded upon placing of calls or rendering of other related services. For telecommunication product revenue, revenue is recorded upon shipment of product and is presented in the accompanying consolidated statements of operations net of product returns.

         Deferred revenue, of which $477 and $373 are included in other current liabilities in the accompanying balance sheet at September 30, 1996 and 1995, respectively, consists of monthly service contract payments received in advance, warranty payments received in advance and research and development advances. Advance warranty payments are amortized over the length of warranty on the system sold, which is typically one year.

    (l) LOSS PER SHARE

         Loss per share has been calculated using the weighted average number of common and dilutive common equivalent shares assumed to be outstanding during the period (using the treasury stock method for dilutive common equivalent shares). Common equivalent shares consist of options and warrants to purchase common stock.

         Fully diluted loss per share has not been presented for the outstanding options and warrants as they are anti-dilutive.

  (m) ISSUANCE OF SUBSIDIARY STOCK

         Issuances of subsidiary stock are accounted for as capital transactions in the accompanying consolidated financial statements.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

   (n) SEGMENTED INFORMATION

         Segmented information has not been presented as the Company is presently operating 100% in the telecommunications industry in the United States and all revenues and operating profits and losses are derived from United States operations and substantially all assets reside in the United States.

   (o) INCOME TAXES

         The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

   (p) FOREIGN CURRENCY

         The functional currency of all of the Company's operations is the U.S. dollar. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation", nonmonetary balance sheet items recorded in Canadian dollars are remeasured at historical rates and monetary balance sheet items recorded in Canadian dollars are remeasured at current rates. Exchange gains and losses from remeasurement of monetary assets and liabilities are recognized currently in income.

   (q) FINANCIAL INSTRUMENTS

         The carrying amounts reported in the balance sheet for cash and cash equivalents, receivables, short-term investments, short-term borrowings and accounts payable and accrued liabilities approximate fair values due to the short maturity of those instruments.

         The carrying amount of the Company's long-term debt approximates its fair value. The fair value of the Company's long-term debt was determined based on quoted market prices for similar issues or on current rates available to the Company for debt of the same remaining maturities and similar terms.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

         Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

   (r) USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (s) RECLASSIFICATIONS

         Certain   reclassifications   have  been   made  in  the   accompanying
         consolidated financial statements for 1995 and 1994 to conform with the 1996 presentation.

(2) ACQUISITIONS

      From September 1, 1993 through September 30, 1996, the Company made the acquisitions set forth below, each of which was accounted for as a purchase,  except  for  Canadian  Programming  Concepts,  Inc.,  which was accounted for as an equity investment. The consolidated financial statements include the operating results from the effective date of acquisition.

   (a) CALL AMERICA BUSINESS COMMUNICATIONS, INC. (CALL AMERICA)

         In the fourth quarter of 1996, the Company acquired 100% of the outstanding capital stock of Call America. Call America is a California company that provides long distance and ancillary communications services. The Company acquired Call America for consideration of $14,777, consisting of 1,177,692 shares of common stock valued at $12.50 per share, and $56 in legal fees. An additional 130,000 common shares have been placed in escrow and will be issued to the former owners of Call America in one year, subject to certain indemnification clauses contained in the purchase agreement. Up to an additional 114,489 shares could be issued to the former Call America owners if the market price of the Company's common stock is less than $12.50 six months after the closing date. Additionally, $533 in notes receivable due from the former owners of Call America will be forgiven if certain operating milestones are met over the next 10 years. In connection with this acquisition, the Company recorded $21,166 in assets, including $9,798 in goodwill, and $6,389 in liabilities.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

   (b) TOTALNET COMMUNICATIONS, INC. (TOTALNET)

         In the fourth quarter of 1996, the Company acquired 100% of the outstanding capital stock of TotalNet, a long distance service provider. The Company acquired TotalNet for consideration of $7,911, consisting of 401,160 common shares valued at $4,373, a commitment to issue shares valued at $3,498 at the one year anniversary of the agreement, and $40 in legal fees. The number of shares issuable at the one year anniversary will be determined by a share price based on the weighted average market price of the Company's common shares for the ten days preceding the anniversary providing that in no case will the anniversary share price be lower than $7.63 or greater than $20. An additional 80,232 common shares will be issued to the former owners of TotalNet at the anniversary date, subject to certain indemnification clauses contained in the purchase agreement. In connection with this acquisition, the Company recorded $10,149 in assets, including $4,700 in goodwill, and $2,239 in liabilities.

   (c) GST TELECOM, INC. (GST TELECOM)

         In the third quarter of 1994, the Company acquired 60% of the shares of GST Telecom in exchange for contributing 60% of the shares of Tucson Lightwave, Inc. (Tucson) and a commitment to provide at least $11,024 in equity financing. GST Telecom develops, constructs, and operates competitive local exchange networks and other communications systems. The shares of Tucson were acquired from Pacwest, LLC (Pacwest) (an entity controlled by the Chief Executive Officer of the Company) in exchange for 100,000 common shares of the Company valued at $447. The Company has made $132,184 in equity contributions to GST Telecom through September 30, 1996.

         In the third quarter of 1995, the Company acquired an additional 20% of GST Telecom for 1,000,000 common shares valued at $5 per share.

         In the first quarter of 1996, the Company acquired the remaining 20% of GST Telecom for consideration of up to a maximum of 1,000,000 common shares (valued at $10.00 per share) based upon the fair market value of a 20% interest in GST Telecom, which was determined by an independent appraisal during September 1996. Currently, 1,000,000 common shares are held in escrow pending the release of such shares. In addition, the parties agreed that the Company has fulfilled all of its obligations relating to the funding of GST Telecom and its subsidiaries.

         In connection with these acquisitions, the Company recorded $40,516 in net assets, including goodwill of $15,330, and liabilities of $3,478.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

   (d) NATIONAL APPLIED COMPUTERS TECHNOLOGIES, INC. (NACT)

         In the fourth quarter of 1993, the Company purchased 52% of the common shares of NACT. Subsequent to September 1, 1993, at various times, the Company acquired the remaining 48% interest of NACT. NACT is a Utah manufacturer of telecommunications switching and network management equipment for the inter-exchange industry.

         The consideration paid for 100% of NACT's outstanding common shares consisted of $3,621 in cash, $466 in notes payable, $160 in legal fees and 956,283 common shares valued at $4,832. 15% of the stock acquired from NACT was purchased from NACT's former President, who is also the Company's Chief Technology Officer and a Director of the Company, for 384,195 common shares of the Company. In connection with these acquisitions, the Company recorded $10,122 in net assets, including goodwill of $1,387, and liabilities of $1,203.

   (e) INTERNATIONAL TELEMANAGEMENT GROUP, INC. (ITG)

         In the third quarter of 1995, the Company acquired 100% of the outstanding capital stock of ITG. ITG is an Ohio company that provides a variety of domestic and international long distance services. The Company acquired ITG for consideration of $75, the assumption of certain liabilities, and an earn out provision. In connection with this acquisition, the Company recorded $7,261 in net assets, including goodwill of $4,025, and liabilities of $7,185.

    (f) OTHERS

         In May 1996, the Company purchased from Tomen America, Inc. the remaining 10% interest in the GST Pacific Lightwave, Inc., a GST Telecom subsidiary which operates a fiber optic competitive local exchange network in southern California. The consideration paid for this acquisition consisted of $1,250 in cash, which was recorded as goodwill.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

         In a series of transactions during the third and fourth quarters of 1996, the Company acquired approximately 40% of Canadian Programming Concepts, Inc. (CPC), a Canadian corporation which is publicly traded on the Vancouver Stock Exchange, for consideration of $3,659. As a result of this investment, CPC's name was changed to GST Global. Concurrent with this investment, four of the Company's directors and one of the Company's employees were appointed to GST Global's six member board of directors. The key officers of GST Global are officers of the Company. Several employees and directors of the Company own shares in GST Global amounting to approximately 5% of GST Global's outstanding shares at September 30, 1996. At September 30, 1996, the market value of GST Global totaled approximately $26,366.

         During 1996, the Company acquired the assets of Reservations, Inc. dba Hawaii Online (HOL), the assets of Texas-Ohio Communications, Inc.
         (TOC), and 100% of the outstanding capital stock of Tri-Star Residential Communications, Inc. (Tri-Star). HOL is an Internet service provider; TOC is a long distance service provider; and Tri-Star provides shared tenant services consisting of long distance, cable television and security service to tenants of multi-dwelling apartment units. Consideration paid for these acquisitions totaled $3,341 and consisted of 32,624 common shares valued at $350, a commitment to issue common shares valued at $2,115 over the next two years, $599 in accrued payments to be made during 1997, $120 of cash, and $157 in legal fees. In connection with these acquisitions, the Company recorded $5,529 in assets, including $1,085 of goodwill, and $2,278 in liabilities.

         The  pro  forma  results  shown  below  reflect   purchase   accounting
adjustments assuming the acquisitions described above occurred as of the beginning of each of the periods presented:

                                             Year            Year
                                            ended           ended
                                         September 30,   September 30,
                                             1996           1995
                                             ----           ----

               Revenues                    $ 71,600        54,762
               Net loss                     (65,196)      (22,918)
               Net loss per share             (3.05)        (1.34)

         The pro forma results are not necessarily indicative of what actually would have occurred had the acquisitions been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results that may be achieved from the combined operations.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

(3) PROPERTY AND EQUIPMENT

                                                     September 30, September 30,
                                                          1996         1995
                                                       ---------    ---------

               Telecommunications networks             $  25,551    $   9,577
               Electronic and related equipment           31,547       10,058
               Leasehold improvements                      3,619          300
               Furniture, office equipment and other       8,746        2,201
               Building                                    2,134        2,134
               Construction in progress                   62,763       15,313
                                                       ---------    ---------

                                                         134,360       39,583

               Less accumulated depreciation              (6,785)      (1,550)
                                                       ---------    ---------

                                                       $ 127,575    $  38,033
                                                       =========    =========

      Property and equipment includes $62,763 and $15,313 of equipment which had not been placed in service at September 30, 1996 and 1995, respectively, and accordingly, is not being depreciated. During the year ended September 30, 1996 and 1995, $2,316 and $291 of interest, respectively, was capitalized as part of telecommunications networks and networks in progress.

(4) ACCRUED EXPENSES

                                                     September 30, September 30,
                                                          1996         1995
                                                       ---------    ---------

               Fixed asset purchases                   $  14,153          796
               Accrued acquisition costs                   4,213         --
               Carrier costs                               4,057          680
               Other                                       4,320        1,614
                                                       ---------    ---------

                              Total                    $  26,743        3,090
                                                       =========    =========

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

(5) FINANCING ARRANGEMENTS

   (a) DEBT

         The Company's long-term debt at September 30, 1996 and 1995 is as follows:

                                                                                     1996        1995
                                                                                     ----        ----
               Note payable to Tomen,  quarterly  interest payments at the LIBOR rate plus 3% (8.7% at  September 30,  1996) with  quarterly principal  payments  (together with  interest)  beginning in fiscal 1998 through 2005,  collateralized by equipment.  The
                    Company  has the option to convert  the  interest  rate to a fixed rate equal to the Treasury index rate
                    plus 3% during the term of the loan                            $ 31,771     16,674
               Senior discount notes, 13-7/8% effective interest with
                    semi-annual interest payments due beginning June 15,
                    2001 on a total maturity value of $312,448, principal
                    due December 15, 2005                                           177,760       --
               Convertible senior subordinated discount notes 13-7/8%
                    effective interest with semi-annual interest payments
                    due beginning June 15, 2001 on a total maturity value
                    of $39,056, principal due December 15, 2005                      22,220       --
               Other                                                                  5,755      3,150
                                                                                   --------   --------

                                                                                    237,506     19,824

               Less current portion of long-term debt                                 4,832        736
                                                                                   --------   --------

                                                                                   $232,674     19,088
                                                                                   ========   ========

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

         The schedule of future principal payments on long-term debt is as follows:

                     1997                                        $       4,832
                     1998                                                3,474
                     1999                                                4,567
                     2000                                                5,438
                     2001                                                5,295
                     Thereafter                                        213,900
                                                                 -------------

                                                                 $     237,506
                                                                 =============

   (b) ISSUANCE OF DEBT AND CONVERTIBLE DEBT SECURITIES

         In the first quarter of 1996, the Company issued approximately $180 million in 39,056 Units (the Units) each consisting of eight 13.875% (effective interest rate) Senior Discount Notes (the senior notes) and one 13.875% (effective interest rate) Convertible Senior Subordinated Discount Note (the convertible notes) maturing on December 15, 2005. The Units were sold at a substantial discount and there will be no accrual of cash interest prior to December 15, 2000 or payment of interest until June 15, 2001. The Units accrete to a total principal amount of approximately $351.5 million by December 15, 2000. The senior notes will rank in right of payment with all unsubordinated indebtedness of the Company while the convertible notes will be junior to all senior Company debt. The senior and convertible notes are subject to certain debt covenants.

         Each of the convertible notes is convertible at the option of the holder into common shares any time after December 15, 1996. The number of shares to be issued upon conversion is based on an accreted value on the conversion date divided by $7.536. In addition, after December 15, 1996, all of the convertible notes may be automatically converted to common shares by the Company if the Company's common shares sustain certain market value levels for 30 consecutive trading days.

         On or after December 15, 2000, the senior and convertible notes will be redeemable at the option of the Company.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

   (c) TOMEN AMERICA, INC. FACILITY

         In the first quarter of 1995, the Company entered into a master financing agreement with Tomen America, Inc. (Tomen). Under the agreement, Tomen will loan up to $100 million to subsidiaries of the Company for development and construction of network projects. An upfront fee of 1.50% of the aggregate principal amount of each project loan and a commitment fee of 0.50% per annum on the unused portion of each project loan is payable to Tomen. Tomen will evaluate each network project separately to determine if it will participate in financing the project. The agreement originally provided Tomen the right to purchase a 10% equity interest in each network project it financed. Pursuant to such right, in 1995 Tomen purchased a 10% interest in the Company's southern California project. In May 1996, the Company repurchased the 10% interest in the project and the agreement was amended to cancel Tomen's right to purchase an equity interest in funded projects. As of September 30, 1996, Tomen has agreed to provide a total of $34.45 million in debt financing to the Company's subsidiaries ($31.8 million of which has been drawn down as of September 30, 1996) for construction and operation of its fiber optic networks in Southern California, New Mexico, and Arizona. The Tomen financing agreements are subject to certain debt covenants. Subsequent to September 30, 1996, Tomen has agreed to provide an additional $41 million in debt financing for the Company's Hawaiian network.

         Concurrent with the signings of the master financing agreement and subsidiary credit agreements, the Company has also signed stock purchase agreements with Tomen wherein Tomen purchased shares of common stock and received warrants to purchase additional shares of common stock. Pursuant to such agreements, through September 30, 1996, Tomen has purchased 1,074,074 shares of common stock at prices ranging from $4.60 to $10.80 per share for total cash consideration of $6,955. Tomen also holds warrants to purchase up to 546,155 additional shares of common stock at prices ranging from $5.52 to $12.96 per share. Such warrants expire at various times between October 1996 and May 1998. Subsequent to September 30, 1996, Tomen exercised a warrant and purchased 250,000 shares of common stock at $5.52 per share for total cash consideration of $1,380.

         The Company's Chief Executive Officer serves as a consultant to Tomen for which he is paid a fee. Simultaneous with the execution of the June 21, 1994 purchase of 60% of GST Telecom from Pacwest. Pacwest contracted with the Company to receive a fee equal to 1% of the aggregate debt and equity financing provided by Tomen to the Company.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

   (d) SIEMENS STROMBERG-CARLSON AGREEMENT

         In the fourth quarter of 1996, the Company entered into a loan and security agreement with Siemens Stromberg-Carlson (Siemens). Under the terms of the agreement, Siemens will loan up to $226 million to the Company for the purchase and installation of telecommunications switching and related equipment. Amounts borrowed under the agreement will initially bear interest at LIBOR plus 4.5% and will be secured by the equipment. Such interest will decrease to LIBOR plus 3.5% at the time each initial loan is converted to a term loan, which conversion will occur at the first calendar quarter following the initial loan. Upon making the first loan request, the Company will be committed to purchase a minimum of $16.5 million in equipment over 3 years. Amounts borrowed under the agreement will be repaid in 24 quarterly installments beginning 5 quarters after the initial loan is converted to a term loan. At September 30, 1996, no amount had been borrowed pursuant to this agreement.

   (e) NORTHERN TELECOM, INC. PURCHASE AGREEMENT

         In the fourth quarter of 1996, the Company entered into a purchase agreement with Northern Telecom, Inc. (Nortel), pursuant to which the Company is committed to purchase a minimum of $50 million, of which $1.9 million has been purchased as of September 30, 1996, in telecommunications switching equipment over the next three years. The Company is currently negotiating an agreement to finance such equipment purchases with a third party.

   (f) LINE OF CREDIT

         At September 30, 1996, the Company was contingently liable under repurchase agreements for a maximum of $1,035 to a financial institution. The financial institution provides lease financing to NACT customers on a recourse basis. The Company has established a $1,000 line of credit with the financial institution to provide funding for payment of these leases, if required. No balance was outstanding under the line of credit at September 30, 1996.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

(6) SHAREHOLDERS' EQUITY

   (a) COMMITMENT TO ISSUE SHARES

         Pursuant to a final agreement dated January 5, 1995, the Company is committed to issue 168,249 common shares at a fair value of $4.44 per share ($747) to former shareholders of NACT on January 5, 1997. Additionally, pursuant to the terms of the purchase agreements discussed in note 2, the Company is committed to issue a minimum of 1,753,758 shares valued at $24,707 at various times throughout 1997.

   (b) PREFERENCE SHARES

         The Company's Board of Directors has the authority, without any further vote or action by the Company's shareholders, to issue up to 10,000,000 Preference Shares, without par value (the Preference Shares), in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference.

   (c) ESCROW AGREEMENTS

         Of the 21,257,697 shares currently outstanding, 750,000 are held pursuant to an escrow agreement, their release being subject to the approval of regulatory authorities. These common shares have been issued by the Company and have rights equal to those of all other common shares except that the holders may not exercise voting rights on a resolution to cancel shares, and have waived their rights to receive dividends or to participate in the assets and property of the Company on a winding-up or dissolution of the Company. In accordance with the escrow provisions of this agreement, these shares cannot be sold or traded by the owner until they are released by the regulatory authorities in accordance with a formula adopted by the regulatory authorities. If the Company has not met the conditions set for the release of these shares by January 16, 2001, these shares will be canceled.

         Pursuant to the Company acquiring the remaining 20% interest in GST Telecom during 1996, 1,000,000 common shares were put in escrow pending a valuation of GST Telecom. An independent appraisal of GST Telecom was received in September 1996 allowing the release of such shares from escrow (see note 2). On November 7, 1996, such shares were released from escrow.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

   (d) 1996 EMPLOYEE STOCK PURCHASE PLAN

         In July 1996, the Company adopted the 1996 Employee Stock Purchase Plan (the Stock Purchase Plan) which provides eligible employees of the Company with an opportunity to acquire common shares of the Company. It is the intention of the Company that the Stock Purchase Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code. Under this Stock Purchase Plan, the Company authorized the issuance of 500,000 common shares to be issued to employees of the Company.

         Employees who own 5% or more of the voting rights of the Company's outstanding common shares may not participate in the Plan.

   (e) STOCK OPTION PLANS

         EMPLOYEE STOCK OPTION PLANS

         In January 1995, the Company  created a Stock  Incentive Plan (the 1995
         Plan) which provides for the granting to employees (including officers and employee directors) of incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, and for the
         granting  of  non-statutory  stock  options  to  employees   (including
         officers and employee directors), directors and consultants. The options have a term of five years and vest and become exercisable at the discretion of the Board of Directors. Under the plan, no options vest until at least six months after the date of grant.

         In January 1996, the Company created an additional Stock Incentive Plan (the 1996 Plan) in which the Board of Directors approved and authorized the issuance of 400,000 stock options to be granted to employees of the Company. The terms of the 1996 Plan are identical to that of the 1995 Plan. In January 1996, the Board of Directors also authorized a 1 million increase in the number of common shares reserved for issuance under the Company's 1995 Stock Option Plan.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

         1996 SENIOR OPERATING AND EXECUTIVE OFFICER STOCK OPTION PLANS

         In May 1996, the Company adopted the 1996 Senior Operating Officer Stock Option Plan (the Senior Operating Plan) and the 1996 Senior Executive Officer Stock Option Plan (the Senior Executive Plan) in which the Board of Directors approved and authorized the issuance of up to 900,000 and 600,000 options, respectively, to be awarded to senior operating and executive management of the Company, at a $10 option exercise price. The options have a term of six years and vest and become exercisable at the discretion of the Board of Directors. All stock options granted under the Senior Executive Plan as of September 30, 1996 vest upon the achievement of certain milestones as were determined by the Board of Directors. It is the intention of the Company that certain options granted pursuant to these Plans shall constitute incentive stock options under Section 422 of the Internal Revenue Code, while certain other options granted pursuant to these Plans shall be nonqualified stock options.

         The exercise price of all incentive stock options granted under these four Plans must be at least equal to the fair market value of the shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding share capital, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date. The exercise price of all nonqualified stock options granted under the 1995 and 1996 Plans and the Senior Operating and Executive Plans must be at least 80% and 50%, respectively, of the fair market value of the common stock on the date of grant.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

         Activity under the various stock option plans is as follows:

                                                 Number of        Price
                                                  Shares          Range
                                                ----------    ---------------

Options outstanding at August 31, 1993             785,250     $ 1.00 -   3.00

Options:

     Granted                                       435,000       4.25 -   5.00
     Exercised                                    (343,750)      1.00 -   3.00
     Canceled                                           -             -
                                                ----------    ---------------

Options outstanding at September 30, 1994          876,500       1.00 -   5.00

Options:

     Granted                                     1,190,035       3.55 -   6.75
     Exercised                                    (442,200)      1.00 -   4.25
     Canceled                                      (30,042)      3.55 -   5.00
                                                ----------    ----------------

Options outstanding at September 30, 1995        1,594,293       3.55 -   6.75

Options:

     Granted                                     1,563,373       5.00 -  10.00
     Exercised                                     (67,500)      3.55 -   6.75
     Canceled                                      (32,447)      6.75 -  10.00
                                                ----------    ----------------

Options outstanding at September 30, 1996        3,057,719     $ 3.55 -  10.00
                                                ==========    ================

         Of the 3,057,719 options outstanding, 1,208,843 options were vested and exercisable and 966,089 options were available for future grant.

   (f) 1996 STOCK BONUS AGREEMENT

         In September 1994, the Company's Board of Directors adopted a Stock Award Plan which provides for the awarding of up to 70,000 common shares of the Company to a certain member of management upon the achievement of certain milestones.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

   (g) WARRANTS OUTSTANDING

         Warrants outstanding and exercisable at September 30, 1996:

                   Number of
                 common shares         Exercise                 Exercise
                   Issuable              Price               Expiration Date
                   --------              -----               ---------------

                      250,000             $5.52             October 23, 1996
                      125,000             $5.62               April 26, 1997
                      171,155            $12.96                 May 23, 1998
                       50,000            $10.00               April 29, 1999
                      300,000             $6.75           September 30, 2000

         The 546,155 warrants expiring October 23, 1996 through May 23, 1998 were granted to Tomen in conjunction with the Tomen financing agreements (see note 5), of which the 250,000 warrants expiring October 23, 1996 were exercised during October 1996. The 50,000 warrants expiring April 29, 1999 were granted in conjunction with a private placement of common stock during fiscal year ending 1994. The 300,000 warrants expiring September 30, 2000 were granted to a director of the Company. No value has been assigned to any granted warrants as the exercise price exceeded the common stock market price at the time of grant.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

(7) INCOME TAXES

         The provision for income taxes differs from the amount computed by applying the Canadian statutory income tax rate to net income before taxes as follows:

                                                                     Thirteen
                                                                       month
                                        Year ended     Year ended   period ended
                                       September 30, September 30, September 30,
                                              1996         1995         1994
                                              ---          ---          ---

Computed expected income tax
      expense (benefit) at Canadian
      statutory rate                          (39)%        (39)%        (39)%
Expected state/province income tax
      expense (benefit)                        (4)          (6)          (5)
Increase (decrease) in valuation
      allowance                                21           38           56
Amortization of goodwill                        1            5            5
Minority interest                             --            (7)         --
Effect of difference in United
      States statutory rate                     5            5            6
Effect of acquisition of new subsidiaries      10            1          --
Non-deductible interest                         2          --           --
Other                                           4            4           (6)
                                              ---          ---          ---

            Income tax expense (benefit)      - %            1%          17%
                                              ===          ===          ===

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's deferred tax asset and liability are as follows:

                                                         September 30,    September 30,
                                                             1996             1995
                                                           --------         --------
Deferred tax assets:
     United States Federal and state
         net operating loss carryforwards                  $ 16,378         $  3,325
     Canadian net operating loss carryforwards                3,065            2,533
     Non-deductible interest                                  4,608             --
     Canadian non-deductible interest                           798             --
     Canadian capital loss carryforward                         128             --
     Other                                                    2,063            1,633
                                                           --------         --------

               Total gross deferred tax assets               27,040            7,491

     Less valuation allowance                               (19,429)          (6,734)
                                                           --------         --------

Deferred tax liabilities:
     Furniture, fixtures and equipment,
         due to differences in depreciation                   2,110              693
     Capitalized software/intangibles                         5,501               64
                                                           --------         --------

               Total gross deferred tax liabilities           7,611              757
                                                           --------         --------

               Net deferred taxes                          $   --           $   --
                                                           ========         ========

      The valuation allowance for deferred tax assets as of September 1, 1993 was $593. The net change in total valuation allowance for the years ended September 30, 1996 and 1995, and the thirteen month period ended September 30, 1994 was an increase of $12,695, $4,346, and $1,795 respectively.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

      The  Company   has   non-capital   losses  for  income  tax   purposes  of
      approximately Canadian $6,811 available to reduce Canadian taxable income of future years, expiring as follows:

                         1999                    $  686
                         2000                     2,072
                         2002                     1,597
                         2003                     2,456
                                                 ------

                                                 $6,811
                                                 ======

      Based on a history of recurring losses, it is questionable whether the Company will be allowed to utilize these Canadian losses if the tax authority determines that the Company has no reasonable expectation of profit. As of September 30, 1996, the Company also has a Canadian net capital loss carryforward of $389. Net capital losses can be carried forward indefinitely but can only be utilized to offset taxable capital gain.

      The  Company  has  net  operating   losses  for  income  tax  purposes  of
      approximately $44,985 available to reduce United States taxable income of future years, expiring as follows:

                         2007                   $   405
                         2008                       455
                         2009                     2,717
                         2010                     4,939
                         2011                    36,469
                                                -------

                                                $44,985
                                                =======

      For United States income tax purposes, utilization of net operating losses may be subject to limitation in the event a change in ownership of the Company has occurred pursuant to IRC Section 382. No analysis has been performed by the Company to determine whether such ownership change has occurred.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

(8) LEASES

      The Company is obligated under capital leases for equipment which expire at various dates during the next five years. At September 30, 1996 and 1995, the gross amounts of equipment and related accumulated amortization recorded under capital leases were as follows:

                                                               1996       1995
                                                              -------    -------

               Equipment                                      $ 2,068        853
               Less accumulated amortization                     (291)        67
                                                              -------    -------

                                                              $ 1,777        786
                                                              =======    =======

      The Company also has noncancelable operating leases, primarily for facilities, which expire over the next five years. Rental expense under operating leases was $1,501, $866 and $253 for the years ended September 30, 1996 and 1995, and the thirteen month period ended September 30, 1994, respectively.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

      Future minimum lease payments under noncancelable leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of September 30, 1996 are:

                                                                                   Capital  Operating
                                                                                   Leases    Leases
                                                                                   -------   -------
           Year ending September 30:
               1997                                                                $   980     2,777
               1998                                                                    900     2,902
               1999                                                                    494     2,797
               2000                                                                    235     1,960
               2001                                                                      4     1,493
               Thereafter                                                             --       7,335
                                                                                   -------   -------

                           Total minimum lease payments                              2,613   $19,264
                                                                                             =======

               Less amount representing interest (at rates ranging
                    from 8.7 to 18.6%)                                                 438
                                                                                   -------

                           Net minimum lease payments                                2,175

               Less current installments of obligations under capital leases           722
                                                                                   -------

                           Obligations under capital leases, excluding
                                current installments                               $ 1,453
                                                                                   =======

      Under the terms of two noncancelable subleases, the Company will receive $220 over the next ten years.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

(9) COMMITMENTS AND CONTINGENCIES

   (a) PENSION AND PROFIT SHARING PLANS

         In 1995, the Company  adopted a defined  contribution  401(k) plan (the
         Plan). Employees are eligible to participate in the Plan upon commencement of service. Participants may defer up to 15% of eligible compensation. Currently, the Company does not provide matching contributions for the Plan.

         NACT also sponsors a defined contribution 401(k) plan for employees who have completed one year of service and attained the age of 21. Participants may defer up to 15% of eligible compensation. The Company, at its discretion, may match 50% of participant contributions up to 7.5% of participant compensation. NACT made employer contributions to this plan of $60, $51 and $32 in the years ending September 30, 1996, 1995 and 1994, respectively.

         Through September 30, 1996, NACT provided a discretionary profit sharing program for full time employees who had completed one full year of employment. Under the plan, 10% of the increase in profits based on NACT's previous highest retained earnings balance were allocated among employees determined on length of employment and salary level at the discretion of the Board of Directors. Contributions to the program were $132, $171 and $105 for the years ended September 30, 1996 and 1995, and the thirteen month period ended September 30, 1994, respectively. The program was terminated on September 30, 1996.

   (b) LONG DISTANCE CARRIERS

         The Company is party to various contracts with long distance carriers pursuant to which the Company is committed to minimum service fees. The average monthly minimum commitments range from $1.6 million to $5.1 million per month over the next three years. The Company must pay the carriers for differences between the commitment amounts and the actual amounts billed.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

   (c) LEGAL PROCEEDINGS

         On August 24, 1995, Aerotel, Ltd. and Aerotel U.S.A., Inc. (collectively, "Aerotel") filed a patent infringement suit against NACT alleging that telephone systems manufactured and sold by NACT incorporate prepaid calling features which infringe upon a patent issued to Aerotel in November 1987. The complaint further alleges defamation and unfair competition by NACT and seeks various damages. NACT has filed an Answer and Counterclaim denying patent infringement, committing defamation or unfair competition and seeks judgment that the Aerotel patent is invalid and that Aerotel has misused its patent in violation of antitrust laws. Based on information currently available, NACT's management is of the opinion that there will be no material impact of NACT's financial position or results of operations as a result of this suit. Accordingly, no provision for loss has been provided in the accompanying financial statements.

         On April 24, 1996, C.W. Holdings (formerly Martin Holdings Ltd.) filed a damages suit against the Company alleging negligence in failing to safely deliver to C.W. Holdings a share certificate representing 209,738 common shares of the Company. C.W. Holdings has commenced an action in the Supreme Court of British Columbia against the Company, the Company's registrar and transfer agent, and other parties unrelated to the Company. The Company's legal counsel believes that it is improbable that there will be an outcome unfavorable to the Company in the legal proceedings.

         The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position.

   (d) EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with key members of management. These agreements provide for payments based upon death, disability and change of control. The agreements also contain covenants not to compete.

(10) RECONCILIATION BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES AND IN CANADA

      These financial statements have been prepared by management in accordance with generally accepted accounting principles in the United States (U.S.
      GAAP). Except for the earnings/loss per share calculations as noted below, these financial statements also conform, in all material respects, with those accounting principles that are generally accepted in Canada (Canadian GAAP).

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

      For U.S. GAAP purposes, the 750,000 escrow shares disclosed in note 6 are considered contingent shares and are not included in the loss per share calculations. For U.S. GAAP purposes, when these shares are released from escrow, to the extent their fair market value exceeds their issuance price, compensation expense will be recognized by the Company. The loss per share determined in accordance with accounting principles generally accepted in Canada is $(3.06), $(0.78) and $(0.33) for the years ended September 30, 1996, 1995 and the thirteen month period ended September 30, 1994, respectively.

      The Company changed its fiscal year-end to September 30 effective in 1994. Accordingly, amounts reported in the consolidated financial statements are for the thirteen-month period ended September 30, 1994. Selected financial information as at and for the year ended August 31, 1994 is as follows:

Selected information from statement of operations:
      Revenues                                                         $  5,253
      Operating expenses                                                  6,147
                                                                       --------

                  Loss from operations                                      894

      Other expenses                                                      1,681
                                                                       --------

                  Loss before minority interest and income tax            2,575

      Income tax expense                                                    470
                                                                       --------

                  Loss before minority interest                           3,045

      Minority interest in income of subsidiaries                           126
                                                                       --------

                  Loss for the year                                    $  3,171
                                                                       ========

Selected information from statement of cash flows:
      Operations:
           Loss for the year                                             (3,171)
           Items not involving cash                                       2,420
           Changes in non-cash operating working capital                   (154)
                                                                       --------

                  Cash used in operations                                  (905)

      Financing                                                          14,040
      Investing                                                         (12,846)
                                                                       --------

                  Increase in cash and cash equivalents                     289

      Cash and cash equivalents, beginning of year                        4,745
                                                                       --------

      Cash and cash equivalents, end of year                           $  5,034
                                                                       ========

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

(11) INFORMATION RELATING TO CONSOLIDATED STATEMENTS OF CASH FLOWS

      "Net cash provided (used) by operating activities" includes cash payments for interest of $1,813, $364 and $24 and cash payments for taxes of $-0-, $264 and $253, for the years ended September 30, 1996 and 1995, and the thirteen month period ended September 30, 1994, respectively.

      NON-CASH INVESTING AND FINANCING ACTIVITIES WHICH AFFECT THE CONSOLIDATED STATEMENTS OF CASH FLOWS

      Effective  May 1, 1995,  the Company  acquired a 100% interest in ITG. See note 2 for a discussion of the assets and liabilities acquired.

      On January 5, 1995, the Company acquired the remaining 20% of National Applied Computer Technologies, Inc. (see note 2). As a result of this transaction, the Company recorded $2,137 in other assets, $521 in liabilities, $747 in common stock, $1,494 in a commitment to issue common shares and a reduction of $886 to its non-controlling interest in subsidiaries account.

      Effective June 1, 1995, the Company acquired an additional 20% of GST Telecom (see note 2). The Company recorded $5,000 in common stock, $3,226 in other assets, and a reduction of $1,774 to its non-controlling interest in subsidiaries account related to this transaction.

      As a result of capital contributions made to GST Telecom, Inc. throughout the year ending September 30, 1995, the Company recorded $4,457 in other assets and an increase of $4,457 to its non-controlling interest in subsidiaries account.

      During the year ending September 30, 1995, the Company recorded a $200 reduction in notes receivable and a $200 increase to deferred financing costs pursuant to a loan agreement and promissory note dated July 7, 1994, whereby the Company loaned $200 to Pacwest Network, L.L.C. (Pacwest) which was repaid in full by crediting against fees payable to Pacwest in respect of financing provided by Tomen America, Inc.

      Property and equipment includes amounts in accounts payable and accrued liabilities of $18,291, $4,363 and $-0- at September 30, 1996, 1995 and 1994, respectively.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

      In September 1996, the Company acquired an additional 1.5 million common shares of GST Global, for consideration of $3,364 (see note 2). The Company recorded $3,364 in other assets and accrued liabilities relating to this transaction.

      During the year ending September 30, 1996, the Company recorded $45,478 in assets, $11,665 in liabilities, a reduction of $2,686 to minority interest, $29,444 in common stock and $5,613 in commitments to issue common stock as a result of the 1996 acquisitions discussed in note 2.

(12) RELATED PARTY TRANSACTIONS

      During the third and fourth quarters of 1996, the Company made payments of $5,997 and $2,970 to the FCC for 5 PCS licenses on behalf of Magnacom Wireless, LLC (Magnacom), a company controlled by the Chief Executive Officer of the Company. The $2,970 payment is included as an other current asset in the accompanying balance sheet, whereas the $5,997 payment is included as an other asset in the accompanying balance sheet. The Company is in the process of establishing a non-exclusive twelve year agreement with Magnacom; whereby, the Company will purchase services relating to such licenses from Magnacom for use or resale. As consideration for services provided by Magnacom to the Company, the Company will make annual lump sum payments to Magnacom in accordance with an agreed to schedule (with the $5,997 payment being the first of such payments) as advanced payments for the services to be provided by Magnacom. Subsequent to September 30, 1996, the Company made an additional payment of $5,426 to the FCC on behalf of Magnacom.

      The operations of the Company's Hawaiian microwave network require the use of radio licenses from the FCC. Such licenses are owned by PNI, a company controlled by the Company's Chief Executive Officer. Under agreements between the Company and PNI, (1) the Company pays a monthly fee to PNI to utilize PNI's licenses for its communications traffic and (2) PNI pays an equal monthly fee to the Company for the right to utilize the Company's facilities for other communications traffic using up to 10% of PNI's license capacity.

      A bridge loan that was obtained and paid back by the Company during 1995 was guaranteed by five executive officers of the Company. In consideration for the guarantee, such officers were issued 25,000 shares of common stock of the Company.

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

      The Company paid approximately $2,264, $770 and $396 in legal fees in 1996, 1995 and 1994, respectively, to a firm having a member who is also a director of the Company.

      Under the Tomen facility, Tomen has the right to act as procurement agent for each network project it finances. The Company has purchased equipment through Tomen at competitive prices.

(13) GST USA

      In August 1994, the Company formed a wholly-owned subsidiary, GST USA, and transferred all U.S. assets, liabilities and operations into GST USA. Selected financial information as at and for the years ended September 30, 1996 and 1995 are as follows:

      Selected balance sheet information:

                                                     Year              Year
                                                     ended             ended
                                                 September 30,     September 30,
                                                     1996              1995
                                                   ---------        ---------

Current assets                                     $  77,506          $  11,415
Non-current assets                                   168,882             60,006
                                                   ---------          ---------

                                                   $ 246,388          $  71,421
                                                   =========          =========

Current liabilities                                $  34,286          $  13,712
Non-current liabilities                              210,243             19,646
Minority interest                                        182              3,279
Share capital                                         66,520             44,471
Accumulated deficit                                  (64,843)            (9,687)
                                                   ---------          ---------

                                                   $ 246,388          $  71,421
                                                   =========          =========

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

      Selected information from statement of operations:

                                                       Year            Year
                                                       ended           ended
                                                   September 30,   September 30,
                                                       1996            1995
                                                     ---------      ---------

Revenues                                             $  37,721      $  18,681
Operating costs and expenses                           (77,590)       (28,942)
                                                     ---------      ---------

              Loss from operations                     (39,869)       (10,261)

Other expenses                                          15,625         (1,384)
                                                     ---------      ---------

              Loss before minority interest in loss
                  of subsidiaries and income tax       (55,494)       (11,645)

Income tax expense                                         (72)          (166)
                                                     ---------      ---------

              Loss before minority interest in loss
                  of subsidiaries                      (55,566)       (11,811)

Minority interest in loss of subsidiaries                  411          2,364
                                                     ---------      ---------

              Net loss                               $ (55,155)        (9,447)
                                                     =========      =========

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

      Selected information from statement of cash flows:

                                                       Year            Year
                                                       ended           ended
                                                   September 30,   September 30,
                                                       1996            1995
                                                     ---------      ---------
Operations:
     Loss for the year                               $ (55,155)     $  (9,447)
     Items not involving cash                           29,256          1,590
     Changes in non-cash operating working capital      (6,400)        (3,419)
                                                     ---------      ---------

              Cash used in operations                  (32,299)       (11,276)

     Investing                                        (105,090)       (29,684)
     Financing                                         174,915         43,544
                                                     ---------      ---------

              Increase in cash and cash equivalent  s   37,526          2,584

     Cash and cash equivalents, beginning of year        3,894          1,310
                                                     ---------      ---------

     Cash and cash equivalents, end of year          $  41,420      $   3,894
                                                     =========      =========

                                                                     (Continued)

                          GST TELECOMMUNICATIONS, INC.

                   Notes to Consolidated Financial Statements

               (In thousands, except per share and share amounts)

                                (In U.S. Dollars)

(14) SUBSEQUENT EVENTS

      SPECIAL WARRANTS OFFERING

      On October 22, 1996, the Company completed a private placement to non-U.S. investors of 2,000,000 Special Warrants at a purchase price of U.S. $11.125 per Special Warrant. The Special Warrants become exercisable by holders for no additional consideration upon the later to occur of (i) the date upon which approval for a final Canadian prospectus qualifying the common shares and share purchase warrants (the Underlying Warrants) issuable upon exercise of the Special Warrants is received from the securities commission of each of the Canadian provinces where the Special Warrants were sold and (ii) the date that a registration statement filed with the Securities and Exchange Commission registering the resale of the common shares issuable upon exercise of the Special Warrants and Underlying Warrants is declared effective, but in any event, no later than September 22, 1997. Each Special Warrant is exercisable for one common share and one-half of one Underlying Warrant. Each full Underlying Warrant entitles the holder to purchase one additional common share for a purchase price of U.S. $13.00 for one year from the date of issuance. In the event that the requisite regulatory approvals of the Canadian Prospectus are not received by the Company and the U.S. Registration Statement is not declared effective, in each case by February 19, 1997, then each Special Warrant will become exercisable for 1.1 common shares and one-half of one Underlying Warrant.

      The Company received U.S. $9,690,000, constituting 50% of the aggregate purchase price of the Special Warrants (net of placement agency fees and expenses), on October 22, 1996. The balance of the net purchase price of Special Warrants (U.S. $11,125,000) is being held in escrow and is payable to the Company upon the earlier to occur of (x) the date of receipt of final regulatory approval of a preliminary Canadian Prospectus from the securities commissions of the applicable Canadian provinces and (y) the initial filing of the U.S. Registration Statement with the Commission, in each case covering the resale of the Common Shares issuable upon exercise of the Special Warrants and the Underlying Warrants.

      NACT PUBLIC OFFERING

      The Board of Directors of NACT has authorized the filing of a registration statement with the Securities and Exchange Commission permitting NACT to sell shares of its common stock to the public.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements have been prepared to reflect the pro forma effects of the acquisition of Call America. The unaudited pro forma condensed consolidated statements of operations of the Company for Fiscal 1996 gives effect to the acquisition of Call America as if it had occurred at October 1, 1995. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. These unaudited pro forma condensed consolidated financial statements and notes thereto are provided for informational purposes only and do not purport to be indicative of the results that would have actually been attained had the acquisition of Call America been completed on the date indicated or that may be expected to occur in the future.

                           GST TELECOMMUNICATIONS, INC

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDING SEPTEMBER 30, 1996

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                           GST CALL AMERICA PRO FORMA

                   HISTORICAL HISTORICAL ADJUSTMENT PRO FORMA

                                                                   GST          Call America     Pro Forma
                                                                Historical       Historical      Adjustment          Pro Forma
                                                               ------------     ------------    ------------        ------------
Revenues:
       Telecommunication services                              $     31,726     $     15,624                        $     47,350
       Telecommunication products                                     9,573                                                9,573
                                                               ------------     ------------    ------------        ------------
                                                                     41,299           15,624                              56,923
                                                               ------------     ------------    ------------        ------------

Operating costs and expenses
       Network expenses                                              26,580            7,501                              34,081
       Facilitities administration and maintenance                   10,317                                               10,317
       Cost of product revenues                                       3,973                                                3,973
       Selling, general and administrative                           33,375            6,062                              39,437
       Research and development                                       1,352                                                1,352
       Depreciation and amortization                                  8,299              554    $      2,483(1)           11,336
                                                               ------------     ------------    ------------        ------------
                                                                                                                         100,496

Income (loss) from operations                                       (42,597)           1,507          (2,483)            (43,573)

Other expense (income):
       Interest expense, net of amounts capitalized                  21,224              423                              21,647
       Minority interest in loss of subsidiaries                       (411)                                                (411)
       Other                                                         (3,032)             328                              (2,704)
                                                               ------------     ------------    ------------        ------------

Net income (loss) for the period                               $    (60,378)    $        756    $     (2,483)       $    (62,105)
                                                               ============     ============    ============        ============

Net loss per share                                             $      (3.18)                                        $      (3.11)
                                                               ============                                         ============
Weighted average common
  and common equivalent shares
  outstanding                                                    18,988,127                                           19,968,978(2)
                                                               ============                                         ============

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                        CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

(1) The additional amortization over 3 years of $6,000 of customer lists and additional amortization over 10 years of $9,798 of goodwill resulting from the purchase of Call America.

          Purchase price:
           1,177,692 shares at $12.50 per share             $ 14,721
           Legal fees                                             56
                                                            --------
           Total                                            $ 14,777
                                                            ========

          Allocation of purchase price:
           Book value of tangible assets acquired              5,368
           Liabilities assumed                                (6,389)
           Customer Lists                                      6,000
           Goodwill                                            9,798
                                                            --------
                                                            $ 14,777
                                                            ========

(2) Pro forma weighted average shares include an additional 980,851 weighted average shares to reflect the shares to be issued for the acquisition of Call America.

                        GLENN BURDETTE, PHILLIPS & BRYON
                          CERTIFIED PUBLIC ACCOUNTANTS
                                1150 PALM STREET
                           SAN LUIS OBISPO, CA 93401
                                 (805) 544-1441
                              (805) 805-4351 (FAX)







                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Call America Business Communications Corporation
San Luis Obispo, CA

We have audited the accompanying combined balance sheets of Call America Business Communications Corporation (a California corporation) and affiliates as of December 31, 1995 and 1994, and the related combined statements of income, changes in stockholders' equity (deficiency), and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Call America Business Communications Corporation and affiliates as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Glenn, Burdette, Phillips & Bryson
--------------------------------------
Glenn, Burdette, Phillips & Bryson
Certified Public Accountants
A Professional Corporation


June 25, 1996

                CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
                                 AND AFFILIATES
                COMBINED BALANCE SHEETS JUNE 30, 1996 (unaudited)
                           DECEMBER 31, 1995 AND 1994



                                                                                                              June 30,
                                                                   1994                    1995                 1996
                                                                   ----                    ----                 ----
                                                                                                            (Unaudited)
                        ASSETS
Current Assets
--------------
Cash and cash equivalents                                      $       1,497          $          125       $        125
Accounts receivable, net of allowance for
   doubtful accounts of $50,000 and $49,093,
   at 1994 and 1995, respectively                                  1,590,955               1,762,671          2,145,419
Income taxes receivable                                              104,568                  40,745             40,745
Equipment deposits                                                                            45,493             42,237
Other current assets                                                   5,297                  36,843            107,192
Deferred income taxes                                                 76,500                  55,000             55,000
                                                               -------------           -------------      -------------

    Total current assets                                           1,778,817               1,940,877          2,390,718

Equipment and leasehold improvements, net
-----------------------------------------
  of accumulated depreciation of $3,181,678
  -----------------------------------------
  and $3,799,282, at 1994 and 1995,                                1,447,837               1,846,768          2,457,715
  ---------------------------------                            -------------           -------------      -------------
  respectively
  ------------

Other Assets
------------
Investment, at cost                                                   23,000                  23,000             23,000
Notes receivable from stockholders                                   416,803                 532,954            532,954
Notes receivable from related party                                                          205,285                  0
Miscellaneous deposits                                                23,936                  23,212             15,000
Deferred income taxes                                                 17,650                  25,650             25,650
Goodwill                                                                                     640,410            621,731
                                                               -------------           -------------       -------------
    Total other assets                                               481,389               1,450,511          1,218,335
                                                               -------------           -------------       -------------


    Total Assets                                                  $3,708,043              $5,238,156          $6,066,768
                                                                  ==========              ==========          ==========


The accompanying notes are an integral part of these financial statements.



                                                                                                              June 30,
                                                                     1994                   1995                1996
                                                                     ----                   ----                ----
                                                                                                             (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
-------------------
Accounts payable                                                 $1,417,192               $1,284,893         $1,854,252
Accrued expenses                                                    567,109                  631,507            929,536
Bank overdrafts                                                     162,531                  254,234              3,290
Line of credit                                                      273,413                  100,000                 --
Current portion of notes payable                                    342,363                  450,368            400,512
Current portion of capital lease obligations                        185,033                  309,911            309,911
                                                                 ----------               ----------         ----------
    Total current liabilities                                     2,947,641                3,030,913          3,497,501
                                                                 ----------               ----------         ----------

Long-Term Liabilities
---------------------
Notes payable, less current portion                                 905,137                2,194,129          1,910,738
Capitalized lease obligations, less
current portion                                                     471,346                  824,544          1,026,747
                                                                 ----------               ----------         ----------
    Total long-term liabilities                                   1,376,483                3,018,673          2,937,485
                                                                 ----------               ----------         ----------

Commitments and Contingencies
-----------------------------
Minority Interest                                                   (26,396)
-----------------                                                ----------

Stockholders' Equity (Deficiency)
---------------------------------
Common stock                                                         26,262                   25,696             25,696
Retained earnings (deficit)                                        (837,126)                (837,126)          (393,914)
                                                                 ----------               ----------         ----------
    Total stockholders' equity (deficiency)                        (811,430)                (811,430)          (368,218)
                                                                 ----------               ----------         ----------

Total Liabilities and Stockholders' Equity
    (Deficiency)                                                 $3,708,043               $5,238,156         $6,066,768
                                                                 ==========               ==========         ==========


The accompanying notes are an integral part of these financial statements.




                CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
                                 AND AFFILIATES
                          COMBINED STATEMENTS OF INCOME
           FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED) AND THE
                     YEARS ENDED DECEMBER 31, 1995 AND 1994



                                                                                                               Six Months Ended
                                                                                                               ------------------
                                                                     1994                  1995                  June 30, 1996
                                                                     ----                  ----                  --------------
                                                                                                                  (Unaudited)
                                                                                                                  -----------

Net sales and services                                           $14,383,649            $16,239,943             $9,679,930
Cost of goods and services                                         7,858,285              8,355,332              4,731,863
                                                               -------------           ------------            -----------

     Gross profit                                                  6,525,364              7,884,611              4,948,067

Selling, general, and administrative expenses                      6,992,670              7,431,568              4,041,493
                                                               -------------           ------------            -----------

Income (loss) from operations                                       (467,306)               453,043                906,574
-----------------------------

Other income and expense
------------------------
Interest income                                                       85,287                 54,249
Interest expense                                                    (210,813)              (397,851)              (222,962)
                                                               -------------           ------------            -----------

Net income (loss) before provision for income taxes                 (592,832)               109,441                683,612
---------------------------------------------------

Provision for income taxes expense (benefit)                         (24,180)                95,200                240,400
                                                               -------------         --------------            -----------

Net income (loss)                                              $    (568,652)        $       14,241            $   443,212
-----------------                                              =============         ==============            ===========



The accompanying notes are an integral part of these financial statements.


                CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
                                 AND AFFILIATES
       COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
           FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED) AND THE
                     YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                              Retained
                                                              --------
                                                              Earnings                 Common
                                                              --------                 ------
                                                              (Deficit)                Stock                 Total
                                                              ---------                -----                 -----

Balance, December 31, 1993                                    $ (47,295)             $26,262                 $ (21,033)
--------------------------

Net loss                                                       (568,652)                                      (568,652)
                                                              ---------              -------                 ---------

Balance, December 31, 1994                                     (615,947)              26,262                  (589,685)
--------------------------

Net income                                                       14,241                                         14,241
Purchase of minority interest (deficit)                         (26,396)                                       (26,396)
Purchase of common stock                                       (209,024)                (566)                 (209,590)
                                                              ---------              -------                 ---------

Balance, December 31, 1995                                     (837,126)              25,696                  (811,430)
--------------------------

Net income for six months ended June 30, 1996
(Unaudited)                                                     443,212                                        443,212
                                                              ---------              -------                 ---------
Balance, June 30, 1996 (Unaudited)                         $  (393,914)             $25,696               $  (368,218)
-----------------------------------                         ===========              =======               ===========



The accompanying notes are an integral part of these financial statements.

                CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
                                 AND AFFILIATES
                        COMBINED STATEMENTS OF CASH FLOWS
           FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED) AND THE
                     YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                                                                      Six Months Ended
                                                                                                           June 30,
                                                                       1994             1995                 1996
                                                                       ----             ----                 ----
                                                                                                          (Unaudited)

Cash Flows From Operating Activities
------------------------------------
Net income (loss)                                                  $ (568,652)      $    14,241           $  443,212
                                                                   -----------      -----------           ----------

 Adjustments to reconcile net income to
   net cash provided by operating
   activities:
   Depreciation and amortization                                      562,404           635,633              367,943
   Litigation settlement                                                                                     132,639
   Gain on disposal of assets                                                            (5,066)
   Minority interest in net loss                                       24,021
   (Increase) decrease in accounts receivable                           5,808          (171,716)            (515,387)
   Decrease in income taxes receivable                                                   63,823
   (Increase) decrease in equipment deposits                                            (45,493)               3,256
   (Increase) decrease in other current assets                         26,840           (31,546)             (70,349)
   Decrease in miscellaneous deposits                                     865               724                8,212
   (Increase) decrease in deferred income taxes                       (27,900)           13,500
   Increase (decrease) in accounts payable                            265,389          (132,299)             569,359
   Increase in accrued expenses                                        43,474            64,398              298,029
   Increase (decrease) in bank overdrafts                             162,531            91,703             (250,944)
                                                                  -----------       -----------         ------------
     Total adjustments                                              1,063,432           483,661               42,172
                                                                  -----------       -----------         ------------

        Net cash provided by operating activities                     494,780           497,902              985,970

Cash Flows From Investing Activities
------------------------------------
Purchases of equipment                                               (579,745)         (285,169)            (658,622)
Proceeds from sale of equipment                                                           5,600
Investment in stock                                                   (23,000)
                                                                  -----------       -----------         ------------

        Net cash used in investing activities                        (602,745)         (279,569)            (658,622)

The accompanying notes are an integral part of these financial statements.

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED) AND THE
YEARS ENDED DECEMBER 31, 1995 AND 1994
PAGE 2

                                                                                                         Six Months Ended
                                                                                                              June 30,
                                                                       1994                    1995             1996
                                                                       ----                    ----             ----
                                                                                                            (Unaudited)
Cash Flows from Financing Activities
------------------------------------
Advances under notes receivable from related party                  $                      $(205,285)       $
Advances under notes receivable from stockholders                     (121,669)             (256,918)
Reduction in notes receivable from stockholders                                              140,767          205,285
Proceeds from line of credit                                           600,000               600,000
Payments on line of credit                                            (326,587)             (773,413)        (100,000)
Proceeds from notes payable                                            437,542               908,492
Principal payments on notes payable                                   (171,766)             (186,507)        (333,247)
Principal payments on stockholder notes payable                       (135,071)             (174,988)
Principal payments on capitalized leases                              (315,858)             (271,853)         (99,386)
                                                                    ----------              --------        ---------

     Net cash used in financing activities                             (33,409)             (219,705)        (327,348)
                                                                    ----------              --------        ---------

Net decrease in cash and cash equivalents                             (141,374)               (1,372)            -

Cash and Cash Equivalents, Beginning of Period                         142,871                 1,497              125
----------------------------------------------                      ----------              --------       ----------

Cash and Cash Equivalents, End of Period                          $     1,497              $     125       $      125
----------------------------------------                          ============             =========       ==========

Supplemental Disclosures of Cash Flow Information
-------------------------------------------------

  Interest                                                        $   210,961              $ 346,311       $  264,894
  Income taxes                                                    $     2,400                  2,400

Noncash Financing and Investing Activities
------------------------------------------

   Assets acquired under capital lease                            $   167,297              $ 749,929        $ 301,589
   Acquisition of common stock, for note payable                                           $ 209,590

   Increase in goodwill from purchase
     of common stock for not payable                                                       $ 640,410


The accompanying notes are an integral part of these financial statements.

                CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
                                 AND AFFILIATES
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


Note 1 - Summary of Significant Accounting Policies
---------------------------------------------------
A.    Organization and Nature of Business
      -----------------------------------

      Call America Business Communications Corporation (CA) was organized in 1986 and incorporated under the laws of California. CA owns 100% of Private Exchange Network (PXN), Inc., dba Call America Salinas (CAS). CA's three equal shareholders also own 100% of Call America Business
      Communications of Fresno, Inc., (CAF) and Call America Business Communications of Bakersfield, Inc. (CAB). The financial statements of CA and it's affiliates CAF and CAB have been combined (the Company) in the accompanying financial statements. The Company's principle business activity is providing long-distance telephone and ancillary communication services to businesses and the general public. The Company grants credit to customers on open account, substantially all of whom are located in California.

B.    Fixed Assets
      ------------
      Fixed assets are shown at cost and are being depreciated or amortized over their estimated useful lives of five to thirty- nine years, using accelerated and straight line methods of depreciation.

C.    Allowance for Doubtful Accounts
      -------------------------------
      Bad debts are provided on the allowance method based on receivables that have been outstanding for more than 120 days. The allowance for doubtful accounts is $49,093 and $50,000, at December 31, 1995 and 1994,
      respectively.

D.    Use of Estimates
      ----------------
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

E.    Combined Presentation
      ---------------------
      The combined financial statements include the consolidated balances of CA and its wholly owned subsidiary, Private Exchange Network (PXN), Inc. All material balances and transactions have been eliminated in consolidation. At December 31, 1994, CA only owned 75% of PXN. The remaining 25% has been shown as minority interest (deficit).

      The consolidated balances of CA have been combined with CAF and CAB. All intercompany transactions and balances have been eliminated in the combination.

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 2


Note 1 - Summary of Significant Accounting Policies (continued)
---------------------------------------------------------------
F.    Revenue Recognition
      -------------------
      Income from services is recognized when the contracted service is rendered.

G.    Common Stock
      ------------
      CA has 500,000 common shares authorized without nominal or par value. Total shares issued and outstanding are 300,000 common shares with a balance of $24,000 at December 31, 1995 and 1994. CAB has 500,000 common shares authorized without nominal or par value. Total shares issued and outstanding are 300 and 400 common shares with a balance of $1,568 and $2,091 at December 31, 1995 and 1994, respectively. CAF has 500,000 common shares authorized without nominal or par value. Total shares issued and outstanding are 300 and 400 common shares with a balance of $128 and $171 at December 31, 1995 and 1994, respectively.

H.    Cash Equivalents
      ----------------
      For purposes of the statements of cash flows, the Company considers interest bearing investments due on demand to be cash equivalents.

Note 2 - Equipment and Leasehold Improvements
---------------------------------------------
The major categories of assets and the related accumulated depreciation for the years ending December 31, 1995 and 1994 are as follows:

                                                  1994           1995
                                                  ----           ----
Office equipment, furniture & fixtures        $   411,300      $  412,801
Leasehold improvements                            162,603         173,163
Equipment                                       3,993,592       4,992,175
Vehicles                                           62,020          67,911
                                              -----------      ----------
                                                4,629,515       5,646,050
Less: accumulated depreciation                 (3,181,678)     (3,799,282)

                                              $ 1,447,837     $ 1,846,768
                                              ===========     ===========

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 3


Note 2 - Equipment and Leasehold Improvements (continued)
---------------------------------------------------------

Included in equipment and leasehold improvements are assets acquired under capital lease totaling $1,986,039 and $1,236,110 with accumulated depreciation of $1,036,292 and $731,493 at December 31, 1995 and 1994, respectively.
Depreciation expense for assets acquired under capital lease totaled $304,799 and $265,658 at December 31, 1995 and 1994, respectively.

Note 3 - Investment
-------------------

In  October  1994,  the  Company   purchased  230,000  shares  of  a  California
corporation, which provides a broad range of wide area electronic mail services. The cost of the shares was $23,000, subject to a repurchase option.

The Company has a service agreement with the corporation whereby, the Company agrees to provide discounted telecommunications services, Internet connectivity and customer billing administration, in consideration for integrated E-mail services and the related E-mail services the corporation offers to its customers for use and resale. The service agreement will continue in force until terminated by either party upon a six month written notice. If the agreement is terminated within the first three years, the corporation can repurchase a portion of the shares at the original purchase price.

Note 4 - Related Party Transactions
-----------------------------------

During 1994 and 1995, much of the communications traffic generated by CA and its affiliates was centralized by routing through CA in San Luis Obispo. In addition, customers billing and many accounting and administrative duties were moved to CA. As a result, certain costs incurred by CA were allocated to the affiliates.

At December 31, 1994, the Company had notes receivable from stockholders of $416,803. During the year ended December 31, 1995, $140,767 were written off as uncollectible. The balance of notes receivable from stockholders' at December 31, 1995, was $532,954. The notes bear interest at 7% per year.

During the year ended December 31, 1995, the Company advanced $205,285 to a corporation, whose shareholders include those of the Company's.

Included in notes payable at December 31, 1995 and 1994, were notes totaling $1,255,862 and $525,383, respectively, that are due to one of the stockholders of the Company. (See Note 6)

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 4


Note 5 - Line of Credit
-----------------------

The Company has a line of credit with a bank that allows for maximum borrowings of $400,000. The line carries a variable interest rate, which was 10.5% at December 31, 1995 and 1994. The outstanding balance at December 31, 1995 and 1994, was $100,000 and $273,413, respectively.

Note 6 - Long-Term Notes Payable
--------------------------------

Long-term notes payable consisted of the following as of December 31:
                                                                                               1994                  1995
                                                                                               ----                  ----

Notes payable, issued for repurchase of common stock (see Note 9), with an interest
rate of 10%, payable in monthly installments totaling of $18,060, due April, 2000.          $                     $  759,582

Note payable, unsecured, with an interest rate of 11%, payable in monthly
installments of $2,489, due April, 1995.                                                       9,850

Note payable, secured by equipment and guaranteed by stockholders, with an interest
rate of 9.26%, payable in monthly installments of $6,132, due May, 1995.                      24,061

Note payable, secured by an automobile, with an interest rate of 10.50%, payable in
monthly installments of $238, due November, 1995.                                              2,844

Note payable to a stockholder, unsecured, with an interest rate of 10%, payable in
monthly installments of $8,605, due August, 1999.                                            333,519                 281,886

Note payable to a stockholder, unsecured, with an interest rate of 15%, payable in
monthly installments of $9,648, due July, 1997.                                              191,864                 133,976

Note payable,  secured by equipment  and  guaranteed  by  stockholders,  with an interest rate of 8.22%,  payable in monthly installments of $2,283, due January,
1999.
                                                                                              94,745                  78,017

Note payable,  secured by equipment and fixtures and guaranteed by stockholders, with an interest rate of 8.22%, payable in monthly installments of $2,650, due
February, 1999.                                                                              111,857                  92,772

Note payable,  secured by equipment and fixtures and guaranteed by stockholders, with an interest rate of 9.43%,  payable in monthly  installments  of $262,  due
June,
1998.                                                                                          9,340                   7,112

Note payable,  secured by equipment and fixtures and guaranteed by stockholders, with an interest rate of 10.50%, payable in monthly installments of $5,881, due
October, 1999.                                                                               269,420                 227,373

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 5



Note 6 - Long-Term Notes Payable (Continued)
--------------------------------------------

Note payable, secured by equipment, with a variable interest rate of 10.25%,
payable in monthly installments of $2,333, due March, 1997.                                $                      $   32,662

Note payable to a stockholder, unsecured, interest only payable in monthly
installments at 11%, due February 15, 1998.                                                                          840,000

Note payable, secured by automobiles, with an interest rate of 8.25%, payable in
monthly installments of $510, due August, 2000.                                                                       23,633

Note payable, secured by equipment, with an interest rate of 7%, payable in monthly installments of $5,000, due May, 1997.
                                                                                             200,000                 167,484
                                                                                           ---------              ----------

                                                                                           1,247,500               2,644,497

Less:  current portion                                                                      (342,363)               (450,368)
                                                                                           ---------              ----------

                                                                                          $  905,137              $2,194,129
                                                                                           =========              ==========

Maturities of notes payable are as follows:
                      1996                                                                                        $  450,368
                      1997                                                                                           540,671
                      1998                                                                                         1,234,704
                      1999                                                                                           349,567
                      2000                                                                                            69,187
                                                                                                                 -----------

                                                                                                                  $2,644,497

Note 7 - Lease Obligations
--------------------------
Capital Leases
--------------
The Company leases certain switching, operator service and billing equipment under long-term, noncancelable leases as described below:

                                                                                                 1994                   1995
                                                                                                 ----                   ----
Capital lease, with an interest rate of 13%, payable in
monthly installments of $16,088, due March, 1995.                                             $  31,694           $

Capital lease, with an interest rate of 7.42%, payable in
monthly installments of $535, due January, 1999.                                                 22,573                17,658

Capital lease, with an interest rate of 9.50%, payable in
monthly installments of $351, due June, 1998.                                                    12,249                 9,616

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 6


Note 7 - Lease Obligations (Continued)
--------------------------------------

Capital Leases (Continued)
--------------------------

Capital lease, with an interest rate of 8.74%, payable in
monthly installments of $1,883, due January, 1998.                    $      56,529                 $      39,742

Capital lease, with a variable interest rate of 11%, payable in
monthly installments of $15,986, due March, 1998.                           488,290                       373,697

Capital lease, with an interest rate of 18.64%, payable in
monthly installments of $620, due May, 1998.                                 18,693                        14,382

Capital lease, with an interest rate of 17.55%, payable in
monthly installments of $166, due June, 1996.                                 2,490                           797

Capital lease, with an interest rate of 15.39%, payable in
monthly installments of $224, due June, 1995.                                 1,702

Capital lease, with a variable interest rate of 13.90%, payable
in monthly installments of $11,581, due December, 2000.                                                   459,569

Capital lease, with an interest rate of 11.91%, payable in
monthly installments of $4,278, due March, 1999.                                                          143,980

Capital lease, with an interest rate of 17.05%, payable in
monthly installments of $428, due December, 1998.                            12,247                         9,246

Capital lease, with an interest rate of 13.67%, payable in
monthly installments of $428, due May, 1997.                                  9,912                         5,879

Capital lease, with an interest rate of 15.17%, payable in
monthly installments of $2,411, due May, 1998.                                                             59,889
                                                                        -----------                    ----------
                                                                            656,379                     1,134,455

Less:  current portion                                                     (185,033)                     (309,911)
                                                                        -----------                    ----------

                                                                        $   471,346                   $   824,544
                                                                        ===========                   ===========

Future minimum lease commitments at December 31, 1995, under capital leases are as follows:

               1996                                       $   452,170
               1997                                           449,354
               1998                                           263,565
               1999                                           161,426
               2000                                            76,937
                                                          -----------
                                                            1,403,452
               Less interest portion                         (268,997)
                                                             --------
                                                           $1,134,455
                                                           ==========

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 7



Operating Leases
----------------

The Company leases office space and equipment under various operating leases. Minimum payments under operating leases are as follows:

               1996                                $235,479
               1997                                 202,388
               1998                                 169,520
               1999                                 154,944
                                                   --------

                                                   $762,331
                                                   ========

Rent expense for the years ended December 31, 1995 and 1994, was $260,180 and $244,979, respectively.

Note 8 - Income Taxes
---------------------

The provision for federal and state income taxes at December 31, 1995 and 1994, consisted of the following:

                                            1994                 1995
                                            ----                 ----
      Federal income tax current          $                   $ 74,627
      Federal income tax deferred           (5,000)             (6,000)

      State income tax current               3,200               7,073
      State income tax deferred            (22,380)             19,500
                                         ----------           --------
                                         $ (24,180)           $ 95,200
                                         ==========           ========

The deferred tax assets are comprised of the following at December 31, 1995 and 1994:


                                               1994                                             1995
                                    --------------------------------                -------------------------------
                                    Current                Long-Term                Current                Long-Term
                                    -------                ---------                -------                ---------
Deferred tax assets:
  Federal                           $ 113,500              $  36,000                $ 42,500               $ 42,500
  State                                33,500                  7,900                  12,500                  9,400
                                       ------                  -----                 -------                -------
                                      147,000                 43,900                  55,000                 51,900
Deferred tax assets valuation
  allowance                           (70,500)               (26,250)                                       (26,250)
                                     --------                -------                --------               --------

                                    $  76,500              $  17,650                $ 55,000               $ 25,650
                                    =========              =========                ========               ========

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 8


The above tax assets consist of the following at December 31, 1995 and 1994:

                                                  1994            1995
                                                  ----            ----

Accrued vacation                               $  36,000       $ 38,000
State taxes                                          500          1,000
Allowance for bad debts                           19,500         16,000
Net operating loss carryforward                  134,900         51,900
                                                 -------         ------
  Gross deferred tax asset                       190,900        106,900

Deferred tax asset valuation                     (96,750)       (26,250)
                                               ---------       --------
                                               $  94,150       $ 80,650
                                               =========       ========

The provision for income tax differs from the amount of income tax determined by applying the federal statutory rate of 35% due to state taxes net of federal benefit, alternative minimum tax, the effect of graduated tax rates, and certain nondeductible expenses, including officers' life insurance, penalties and political contributions.

CA and its subsidiary did not file a consolidated tax return prior to the year ending December 31, 1995. Its subsidiary has net operating losses that can only be used to offset future subsidiary revenue. Those net operating losses expire as follows:

                                  Federal                State
                                  -------                -----
December 31:

        1998                      $                    $21,000
        2002                                            29,000

 December 31:
                                  64,000
        2007                      41,000
        2008                      55,000
        2010                      ------               -------
                                $160,000               $50,000
                                ========               =======

Note 9 - Sale of Stock
----------------------

During the year ended December 31, 1995, CA's subisdiary purchased 25% of its outstanding stock by issuing a note payable for $640,410. This transaction made CA the 100% owner of its subsidiary. This transaction was accounted for using the purchase method for business combinations and resulted in goodwill of $640,410, which the Company is amortizing over 40 years using the straight line method.

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 9


Note 9 - Sale of Stock (Continued)
---------------------------------

In addition, CAF and CAB each purchased 25% of their outstanding shares of common stock by each issuing a note payable for $104,795.

Note 10 - Litigation Gains and Losses
-------------------------------------

During the year ended December 31, 1995 and 1994, the Company was involved in a lawsuit with a software vendor for a product that did not perform. At December 31, 1994, the outcome was not known and the Company had accrued $45,000 as a possible loss contingency. At December 31, 1995 the Company determined that no loss contingency was necessary and the accrual was reversed. Subsequent to year end, the Company received a favorable settlement of $132,639.

Note 11 - Contingent Liability
------------------------------

The Company has a provision in the employment contract for one of its officers in which it agrees to pay the officer his current salary for life in the event he should become disabled.

Note 12 - Subsequent Event
--------------------------

Subsequent to December 31, 1995, the Company entered into negotiations with GST Telecom, Inc. (GST Net), for a corporate combination. As of the report date, no formal agreement had been reached.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
International Telemanagement Group, Inc.:

We have audited the accompanying balance sheets of International Telemanagement Group, Inc. (the Company), as of December 31, 1994 and 1993, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1994, and for the period January 23, 1993 (date of inception) through December 31 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Telemanagement Group, Inc., as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the year ended December 31, 1994 and for the period January 23, 1993 (date of inception) through December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in note 2, effective May 1, 1995, the Company was acquired by GST Telecom, Inc.



                                   /S/ KPMG PEAT MARWICK LLP

Detroit, Michigan
July 21, 1995

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                                 Balance Sheets
                           December 31, 1994 and 1993

                                     Assets                                             1994               1993
                                     ------                                             ----               ----
Current assets:
    Cash                                                                            $     702,392             71,309
    Trade accounts receivable, less allowance for doubtful accounts of $164,000
       and $52,000, at 1994 and 1993, respectively                                      1,167,346            370,643
    Due from officers and employees                                                         -                 48,690
    Other receivables                                                                       9,152              5,000
    Prepaid expenses and other current assets                                              80,713            115,805
                                                                                     ------------       ------------

                   Total current assets                                                 1,959,603            611,447

Property and equipment, net (note 3)                                                    1,318,870          1,175,495
                                                                                        ---------          ---------

                                                                                     $  3,278,473          1,786,942
                                                                                     ============          =========

                     Liabilities and Stockholders' Deficit
                     -------------------------------------

Current liabilities:
    Current installments of notes payable to related parties (note 5)                $    368,380             95,520
    Current installments of long-term debt (note 4)                                        98,185              -
    Current installments of capital lease obligations (note 7)                            175,668            144,897
    Accounts payable and accrued line charges, net                                      3,735,260          1,107,141
    Due to affiliates                                                                       -                  4,417
    Other accrued expenses and liabilities                                                157,789             22,049
    Deferred revenues                                                                      23,982             22,363
                                                                                     ------------       ------------

                   Total current liabilities                                            4,559,264          1,396,387
                                                                                        ---------          ---------

Notes payable to related parties, less current installments (note 5)                      246,040              -
Long-term debt, less current installments (note 4)                                        131,945              -
Capital lease obligations, less current installments (note 7)                             747,227            890,913
                                                                                     ------------       ------------

                   Total liabilities                                                    5,684,476          2,287,300
                                                                                        ---------          ---------

Commitments and contingencies (notes 7, 9, and 10)

Stockholders' deficit:
    Common stock, no par value, 750 shares authorized, 200 issued and
       outstanding                                                                          1,000              1,000
    Additional paid-in capital                                                            598,630            332,678
    Accumulated deficit                                                                (2,973,765)          (834,036)
                                                                                        ---------       ------------

                                                                                       (2,374,135)          (500,358)

    Less: Treasury stock, at cost of 88 shares                                            (31,868)                -
                                                                                     ------------       -----------

                   Net stockholders' deficit                                           (2,406,003)          (500,358)
                                                                                        ---------       ------------

                                                                                     $  3,278,473         1,786,942
                                                                                     ============         =========

See accompanying notes to financial statements.

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                            Statements of Operations

                                                                                                     For the Period
                                                                                                       January 23,
                                                                                                          1993
                                                                                                        (Date of
                                                             Four Months           Year Ended     Inception) through
                                                        Ended April 30, 1995      December 31,        December 31,
                                                             (Unaudited)              1994                1993
                                                        --------------------      ------------    -------------------

Net sales and services                                   $      5,010,908            12,202,063           1,494,943
Cost of goods and services                                      4,766,433            11,788,135           1,735,717
                                                                ---------            ----------           ---------

                   Gross profit (loss)                            244,475               413,928            (240,774)

Selling, general, and administrative expenses                     988,203             2,014,635             507,824
                                                             ------------        --------------        ------------

Loss from operations                                             (743,728)           (1,600,707)           (748,598)

Other income (expense):
    Interest expense                                              (53,373)             (140,338)            (16,503)
    Other expense, net                                                 -               (398,684)            (68,935)
                                                             ------------        --------------        ------------

                   Net loss                              $       (797,101)           (2,139,729)           (834,036)
                                                             ============            ==========        ============

See accompanying notes to financial statements.

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                       Statements of Stockholders' Deficit

                                                       For the Period January 23, 1993 (Date of Inception)
                                                                     Through December 31, 1993
                                     --------------------------------------------------------------------------------------------
                                                          Additional
                                        Common             Paid-in          Accumulated          Treasury         Stockholders'
                                         Stock             Capital            Deficit              Stock             Deficit
                                         -----             -------            -------              -----             -------
Balances at inception                $      -                     -                 -                -                     -
Issuance of common stock                 1,000                332,678               -                -                 332,678
Net loss                                    -                      -           (834,036)             -                (834,036)
                                        ------             ----------           -------              -                 -------

Balances at end of period            $   1,000                332,678          (834,036)             -                (500,358)
                                         =====                =======           =======              =                 =======

                                                                   Year Ended December 31, 1994
                                     --------------------------------------------------------------------------------------------
                                                          Additional
                                        Common             Paid-in          Accumulated          Treasury         Stockholders'
                                         Stock             Capital            Deficit              Stock             Deficit
                                         -----             -------            -------              -----             -------

Balances at beginning of period      $   1,000                332,678            (834,036)             -                (500,358)
Capital contributions                      -                  272,000               -                  -                 272,000
Distributions to shareholder               -                   (6,048)              -                  -                  (6,048)
Repurchase of shares                       -                      -                 -              (31,868)              (31,868)
Net loss                                    -                      -           (2,139,729)              -             (2,139,729)
                                        ------             ----------           ---------        ---------             ---------

Balances at end of period            $   1,000                598,630          (2,973,765)         (31,868)           (2,406,003)
                                         =====                =======           =========           ======             =========

                                                           Four Months Ended April 30, 1995 (Unaudited)
                                     --------------------------------------------------------------------------------------------
                                                          Additional
                                        Common             Paid-in          Accumulated          Treasury         Stockholders'
                                         Stock             Capital            Deficit              Stock             Deficit
                                         -----             -------            -------              -----             -------

Balances at beginning of period      $   1,000                598,630          (2,973,765)         (31,868)           (2,406,003)
Capital contributions                      -                   10,600               -                  -                  10,600
Repurchase of shares                       -                      -                 -               (2,050)               (2,050)
Net loss                                    -                      -             (797,101)              -               (797,101)
                                        ------             ----------        ------------        ---------          ------------

Balances at end of period            $   1,000                609,230          (3,770,866)         (33,918)           (3,194,554)
                                         =====                =======           =========           ======             =========

See accompanying notes to financial statements.

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                            Statements of Cash Flows

                                                                                                                     For the Period
                                                                                                                       January 23,
                                                                                                                      1993 (Date of
                                                                                 Four Months                             Inception)
                                                                                Ended April 30,      Year Ended          through
                                                                                    1995            December 31,        December 31,
                                                                                 (Unaudited)            1994               1993
                                                                                 -----------            ----               ----
Cash flows from operating activities:
   Net loss                                                                      $ (797,101)         (2,139,729)           (834,036)
   Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
   Depreciation and amortization                                                    114,773             318,926              57,859
   Changes in assets and liabilities:
      Trade accounts receivable                                                    (165,145)           (796,703)           (370,643)
      Due from officers and employees                                                  --                48,690             (48,690)
      Other receivables                                                               6,652              (4,152)             (5,000)
      Prepaid expenses and other current assets                                     (13,000)             35,092            (115,805)
      Accounts payable and accrued line charges                                     912,626           2,808,920           1,107,141
      Due to affiliates                                                                --                (4,417)              4,417
      Other accrued expenses and liabilities                                         35,127             135,740              22,049
      Deferred revenues                                                              92,129               1,619              22,363
                                                                                 ----------          ----------          ----------

         Net cash provided by (used in) operating
           activities                                                               186,061             403,986            (160,345)
                                                                                 ----------          ----------          ----------

Cash flows from investing activities - capital                                      (60,550)           (462,301)         (1,233,354)
   expenditures for property and equipment                                             --                  --                  --


         Net cash used in investing activities                                      (60,550)           (462,301)         (1,233,354)
                                                                                 ----------          ----------          ----------

Cash flows from financing activities:
   Repayment of long-term debt                                                     (369,121)             49,329
   Net borrowings on revolving note payable to related
      parties                                                                          --               265,000              95,520
   Net repayments on notes payable to officers and
      employees                                                                        --               253,900                --
   Repurchase of treasury stock                                                      (2,050)            (31,868)               --
   Payments made under capital leases                                                  --              (112,915)          1,035,810
   Additional paid in capital                                                        10,600             272,000                --
   Distributions to shareholder                                                        --                (6,048)               --
   Proceeds from stock issuance                                                        --                  --               333,678
                                                                                 ----------          ----------          ----------

         Net cash provided by financing activities                                 (360,571)            689,398           1,465,008
                                                                                 ----------          ----------          ----------

Net increase (decrease) in cash                                                    (235,060)            631,083              71,309

Cash at beginning of year                                                           702,392              71,309                --
                                                                                 ----------          ----------          ----------

Cash at end of year                                                              $  467,322             702,392              71,309
                                                                                 ==========          ==========          ==========

Supplemental disclosures of cash flow information -
   cash paid during the year for interest                                        $   44,025             132,073               9,513
                                                                                 ==========          ==========          ==========

See accompanying notes to financial statements.

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                          Notes to Financial Statements
                           December 31, 1994 and 1993



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     International Telemanagement Group, Inc. (the Company), is a domestic and international interexchange carrier offering long distance, 800, private line, and other services to its customers. ITG was incorporated in January 1993 under the laws of the state of Ohio.

     (a)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Depreciation of property and equipment is provided principally on a straight-line basis over the estimated useful lives of the related assets. Assets recorded under capital leases are amortized over the terms of the leases.

     (b)  INCOME TAXES

          The stockholders of the Company have elected to be treated as an S corporation, whereby taxable income and/or losses are allocated to the stockholder rather than to the Company. Accordingly, the accompanying financial statements do not include provisions for federal and state taxes on income earned by the Company.

     (c)  REVENUE RECOGNITION

          Income from services is recognized when the contracted service is rendered.

     (d)  GENERAL CREDIT RISK

          The Company grants credit to customers on open account, substantially all of whom are in the telecommunications industry.

(2)    SUBSEQUENT EVENT

       On May 1, 1995, the Company entered into a purchase agreement with GST Telecom, Inc. (GST Net), in which all outstanding stock of the Company was sold for cash. GST Net has indicated its intention to fully fund the operations of the Company and maintain the Company operations principally in the lines of business in which it currently operates.

(3)    PROPERTY AND EQUIPMENT

       Property and equipment at December 31, 1994 and 1993, consisted of:
                                                                                    1994                1993
                                                                                    ----                ----
         Leasehold improvements                                                  $      6,243              6,243
         Machinery and equipment                                                    1,689,412          1,227,111
                                                                                    ---------          ---------

                                                                                    1,695,655          1,233,354

         Less accumulated depreciation and amortization                              (376,785)           (57,859)
                                                                                 ------------       ------------

                            Property and equipment, net                           $ 1,318,870         1,175,495
                                                                                  ===========         =========

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                    Notes to Financial Statements, Continued



(4)    LONG-TERM DEBT

       Long-term debt at December 31, 1994 and 1993, consists of the following:
                                                                                    1994                1993
                                                                                    ----                ----
       Note payable to customer, 0% interest, monthly payments of $6,944,     $      215,278             -
       Note payable to supplier, 7% interest, monthly payments of $14,939,
           including interest, due February 1995                                      14,852             -
                                                                                  ----------             -

                          Total long-term debt                                       230,130             -

       Less current installments                                                     (98,185)            -
                                                                                  ----------             -

                          Long-term debt, less current installments           $      131,945             -
                                                                                     =======             =

     In addition, the Company has incurred borrowings from related parties (see note 5).

       As of December 31, 1994, the maturities of long-term debt are as follows:

                                       Year Ended
                                      December 31,
                                      ------------

                                          1995            $     98,185
                                          1996                  83,333
                                          1997                  48,612
                                                          ------------

                                                          $    230,130
                                                          ============

(5)    RELATED PARTY TRANSACTIONS

       The Company has entered into numerous transactions with its principal stockholder and other related entities controlled by its stockholders.

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                    Notes to Financial Statements, Continued



(5)  RELATED PARTY TRANSACTIONS, CONTINUED

     The Company's principal stockholder or entities controlled by the stockholder have obtained financing from two financial institutions. These funds were, in turn, loaned to the Company. The unwritten agreement between the Company and the related parties is that the Company will make all necessary payments under the stated bank terms. The terms are as follows:

                                                                                    1994                1993
                                                                                    ----                ----

       Note payable, bearing interest at 8.25%, payable in monthly
           installments of $8,615, due in full September 1997                    $   349,420             95,520
       Note payable, bearing interest at 1% over the prime rate, due in full December 12, 1994.  On March 9, 1995, the loan was renewed
           by the bank                                                               265,000                 -
                                                                                     -------          --------

                          Total notes payable related parties                        614,420             95,520

       Less current installments                                                     368,380             95,520
                                                                                     -------             ------

                          Notes payable to related parties, less current
                             installments                                        $   246,040                 -
                                                                                     =======          ========

       The Company rents office space and telecommunications equipment from related parties on a month-to-month basis. Rental expense for the periods ended December 31, 1994 and 1993, totaled $248,572 and $96,057, respectively.

(6)  COMMON STOCK

     During 1994, the Company repurchased common shares from its stockholders at a cost of $31,868.

(7)  LEASES

     The Company leases telecommunications and computer equipment under capital leases. Additionally, certain communications equipment is leased under operating leases. Lease terms include per-minute charges and minimum fee levels.

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                    Notes to Financial Statements, Continued



(7)  LEASES, CONTINUED

     Future minimum lease payments under capital and operating leases are as follows:

                                                             1994                                1993
                                                 ---------------------------         --------------------------
                                                  Capital          Operating         Capital          Operating
                                                  Leases            Leases            Leases           Leases
                                                  ------            ------            ------           ------
       Year ending December 31:
           1994                              $            -             -               196,988         23,924
           1995                                      261,464        143,544             283,555        143,544
           1996                                      283,555        143,544             283,555        143,544
           1997                                      276,751        143,544             283,555        143,544
           1998                                      268,714        119,620             276,650        119,620
           1999                                       44,183             -               44,183             -
                                                ------------      ---------       -------------      --------

                Total lease payments               1,134,667        550,252           1,368,486        574,176
                                                                    =======                            =======

       Less amount representing interest
                                                    (211,772)                          (332,676)
                                                ------------                      -------------

                Total obligations under
                   capital leases                    922,895                          1,035,810

       Current installments of capital
           lease obligations                         175,668                            144,897
                                                 -----------                      -------------

                Capital lease obligations,
                   less current installments     $  747,227                             890,913
                                                 ==========                             =======

     Total rental expense under operating leases for the periods ended December 31, 1994 and 1993, totaled $23,900 and $4,500, respectively.

     The Company also leases certain equipment and office space from related parties (see note 5).

(8)  MAJOR CUSTOMERS

     Gross revenues of approximately $3,000,000 were derived from two major customers for the year ended December 31, 1994.

(9)  SERVICE CONTRACTS

     The Company has entered into service contracts with telecommunication providers which require a minimum service fee on a monthly basis. The Company has committed to minimum revenues of $350,000 per month by May 1995, and must pay one-half of any shortfall.

(10) CONTINGENCIES

     The Company is a party to a number of lawsuits and claims relating to service liability. While the ultimate results of lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect that the settlement of these matters will have a material adverse effect on the financial position of the Company.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant, are as follows:

SEC Registration Fee....................................     $   1,344.92
Accounting Fees and Expenses............................         7,500.00
Legal Fees and Expenses.................................        10,000.00
Blue Sky Fees and Expenses..............................           550.00
Miscellaneous Expenses..................................           605.08
                                                               ----------
Total...................................................     $ 20,0000.00
                                                             ============


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

                  The  Company's   authority  to  indemnify  its  directors  and
officers is governed by the provisions of Section 124 of the Canada Business Corporations Act, as follows:

                  (1) INDEMNIFICATION. Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

                  (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

                  (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

                  (2) INDEMNIFICATION IN DERIVATIVE ACTIONS. A corporation may with the approval of a court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in paragraphs (1)(a) and
(b).

                  (3) INDEMNITY AS OF RIGHT. Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

                  (a) was substantially successful on the merits in his defense of the action or proceeding, and

                  (b) fulfills the conditions set out in paragraphs (1)(a) and (b).

                  (4) DIRECTORS' AND OFFICERS' INSURANCE. A corporation may purchase and maintain insurance for the benefit of any person referred to subsection (1) against any liability incurred by him

                  (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

                  (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

                  (5) APPLICATION TO COURT. A corporation or a person referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

                  (6) NOTICE TO DIRECTOR. An applicant under subsection (5) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

                  (7) OTHER NOTICE. On an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

                  The Company's by-laws provide that every director and officer of the Company and his heirs, executors, administrators and other legal personal representatives shall be indemnified and held harmless from and against (a) any liability and all costs, charges and expenses that he sanctions or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office and (b) all other costs, charges and expenses that he sustains or incurs in respect of the affairs of the Company.

                  The Company maintains a $5,000,000 directors and officers liability insurance policy.

ITEM 16.          EXHIBITS.

                  EXHIBIT INDEX

EXHIBIT

         5 Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to the securities registered hereunder.

     *23(a)       Consent of KPMG Peat Marwick LLP.

     *23(b)       Consent of KPMG Peat Marwick Thorne.

     *23(c)       Consent of KPMG Peat Marwick LLP.

     *23(d)       Consent of KPMG Peat Marwick Thorne.

     *23(e)       Consent of Glenn, Burdette, Phillips & Bryson.

      23(f) Consent of Olshan Grundman Frome & Rosenzweig LLP (included within Exhibit 5).

      24(a)       Powers of Attorney (included on Page II-4).

-----------------
* Filed herewith.

ITEM 17.          UNDERTAKINGS

                  The undersigned registrant hereby undertakes:

                           a. To file,  during  any  period  in which  offers or
sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           b. That, for the purpose of determining any liability
under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           c.  To  remove  from   registration  by  means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against each such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Country of Canada on this 13th day of December, 1996.

                                       GST TELECOMMUNICATIONS, INC.
                                       -----------------------------------------
                                                      (Registrant)

                                       By:                 *
                                          --------------------------------------
                                           W. Gordon Blankstein, Chairman
                                           of the Board

                                   SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

               SIGNATURE                             TITLE                                        DATE
               ---------                             -----                                        ----
                    *                      Chairman of the Board
----------------------------------------
         (W. Gordon Blankstein)                                                        December 13, 1996

                    *                      President, Chief Executive Officer
----------------------------------------
              (John Warta)                 (Principal Executive Officer) and           December 13, 1996
                                           Director

                    *                      Senior Vice President - Corporate
----------------------------------------
           (Robert H. Hanson)              Development, Chief Financial                December 13, 1996
                                           Officer (Principal Financial
                                           Officer) and Director

                    *                      Senior Vice President, Treasurer            December 13, 1996
----------------------------------------
          (Clifford V. Sander)             and Chief Accounting Officer
                                           (Principal Accounting Officer)

            /s/ Stephen Irwin              Vice Chairman of the Board,
----------------------------------------
             (Stephen Irwin)               Secretary and Director                      December 13, 1996

                    *                      Director
----------------------------------------
              (Ian Watson)                                                             December 13, 1996

                    *                      Director
----------------------------------------
           (Peter E. Legault)                                                          December 13, 1996

                    *                      Director
----------------------------------------
           (Jack G. Armstrong)                                                         December 13, 1996

                    *                      Director
----------------------------------------
            (Takashi Yoshida)                                                          December 13, 1996

                    *                      Director
----------------------------------------
           (Thomas E. Sawyer)                                                          December 13, 1996

The Company's Authorized Representative
in the United States

            *
-------------------------
Robert H. Hanson                                                                       December 13, 1996

*By: /s/ Stephen Irwin
    ---------------------
    Stephen Irwin
    Attorney-in-Fact